EXHIBIT 10.1
Execution Version
$275,000,000
CREDIT AGREEMENT
Dated as of June 4, 2010
among
CBIZ, INC.,
BANK OF AMERICA, N.A.,
as Agent, a Lender, Issuing Bank and Swing Line Bank,
and
THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO

BANC OF AMERICA SECURITIES LLC,
as
Sole Lead Arranger and Book Manager
HUNTINGTON NATIONAL BANK, JPMORGAN CHASE BANK, N.A., KEYBANK NATIONAL
ASSOCIATION and U.S. BANK NATIONAL ASSOCIATION
as
Co-Syndication Agents

i

Table of Contents

Page
SCHEDULES

Schedule 1.01 Existing Letters of Credit
Schedule 2.01 Commitments
Schedule 6.05(b) Litigation
Schedule 6.07(d) Pension Plans
Schedule 6.11 Permitted Liabilities
Schedule 6.19 Subsidiaries and Minority Interests
Schedule 8.02 Specified Asset Sales
Schedule 8.04 Existing Investments
Schedule 8.05 Existing Indebtedness
Schedule 8.08 Contingent Obligations
Schedule 11.02 Lending Offices; Addresses for Notices

EXHIBITS

Exhibit A Form of Notice of Borrowing
Exhibit B Form of Notice of Conversion/Continuation
Exhibit C Form of Compliance Certificate
Exhibit D-1 Form of Legal Opinion of Akin Gump Strauss Hauer & Feld LLP
Exhibit D-2 Form of Legal Opinion of Company’s general counsel
Exhibit E Form of Assignment and Assumption
Exhibit F-1 Form of Promissory Note – Revolving Loan
Exhibit F-2 Form of Promissory Note – Swing Line Loan

5

CREDIT AGREEMENT
     This CREDIT AGREEMENT is entered into as of June 4, 2010, (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) among CBIZ, Inc., a Delaware corporation (the “Company”), the several financial institutions from time to time party to this Agreement (collectively, the “Lenders” and each, a “Lender”), Bank of America, N.A., as Agent, as Issuing Bank and as Swing Line Bank, Banc of America Securities LLC, as Arranger, and Huntington National Bank, JPMorgan Chase Bank, N.A., KeyBank National Association and U.S. Bank National Association, as Co-Syndication Agents.
     WHEREAS, the Company, the Lenders and the Agent entered into that certain Credit Agreement dated as of February 13, 2006 (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”) to make available to the Company a revolving credit facility with a letter of credit subfacility;
     WHEREAS, the Company, the Lenders and the Agent desire to refinance the amounts outstanding under the Existing Credit Agreement with Loans under this Agreement in its entirety upon the terms and conditions set forth herein and terminate the Existing Credit Agreement;
     NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:
ARTICLE I
DEFINITIONS
     1.01 Certain Defined Terms. The following terms have the following meanings:
     “Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that after giving effect to the merger the Person is a Subsidiary or the Company or a Subsidiary is the surviving entity.
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.
     “Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract, or otherwise.

     “Agent” means Bank of America in its capacity as administrative agent for the Lenders hereunder, and any successor administrative agent arising under Section 10.09.
     “Agent-Related Persons” means Bank of America and any successor agent arising under Section 10.09 and any successor letter of credit issuing bank hereunder, together with their respective Affiliates, and the partners, officers, directors, employees, advisors, agents and attorneys-in-fact of such Persons and Affiliates.
     “Agent’s Payment Office” means the address for payments set forth on Schedule 11.02 or such other address as the Agent may from time to time specify.
     “Agreement” has the meaning set forth in the preamble.
     “Applicable Margin” shall mean on any date the applicable percentage set forth below based upon the Total Leverage Ratio as calculated after adjusting the Leverage Ratio shown in the Compliance Certificate then most recently delivered to the Agent and the Lenders:

Revolving Loans / Letters of Credit				Fees
Total Leverage Ratio	Base Rate	Eurodollar Rate	Letter of Credit Fees	Commitment Fee
≥ 3.50:1.00	2.500%	3.500%	3.500%	0.625%
≥ 3.00:1.00, but < 3.50:1.00	2.250%	3.250%	3.250%	0.500%
≥ 2.50:1.00, but < 3.00:1.00	2.000%	3.000%	3.000%	0.500%
≥ 2.00:1.00, but < 2.50:1.00	1.750%	2.750%	2.750%	0.450%
≥ 1.00:1.00, but < 2.00:1.00	1.500%	2.500%	2.500%	0.400%
< 1.00:1.00	1.250%	2.250%	2.250%	0.350%
; provided however that (i) for the period from the date on which this Agreement shall have become effective to and including the delivery of the Compliance Certificate for the period ending June 30, 2010, the Applicable Margin shall be determined as if the Total Leverage Ratio for such period were greater than or equal to 3.00:1.00 but less than 3.50:1.00, and (ii) if the Company shall have failed to deliver to the Lenders by the date required hereunder any Compliance Certificate pursuant to Section 7.02(b), then from the date such Compliance Certificate was required to be delivered until the date of such delivery the Applicable Margin shall be determined as if the Total Leverage Ratio for such period was greater than or equal to 3.50:1.00. Each change in the Applicable Margin (other than pursuant to clause (i) immediately above, which change shall take effect as provided in such clause) shall take effect with respect to all outstanding Loans on the third Business Day immediately succeeding the day on which such Compliance Certificate is received by the Agent. Notwithstanding the foregoing, no reduction in the Applicable Margin shall be effected if a Default or an Event of Default shall have occurred and be continuing on the date when such change would otherwise occur, it being understood that on the third Business Day immediately succeeding the day on which such Default or Event of Default is either waived or cured (assuming no other Default or Event of Default shall be then pending), the Applicable Margin shall be reduced (on a prospective basis) in accordance with the then most recently delivered Compliance Certificate (or clause (ii) above, as applicable). Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Margin for any period shall be subject to the provisions of Section 2.11(c).
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E.
     “Arranger” means Banc of America Securities LLC, in its capacity as sole lead arranger and book manager.
     “Attorney Costs” means and includes all reasonable and customary fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel related to this Agreement and the other Loan Documents.
     “Bank of America” means Bank of America, N.A., a national banking association, and its successors.
     “Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.).
     “Base Rate” means, for any day, the highest of (i) the rate of interest in effect for such days as publicly announced from time to time by Bank of America as its “prime rate”, (ii) the Federal Funds Rate for such day plus 0.50% per annum and (iii) the Eurodollar Rate in effect for such day for a one-month Interest Period commencing on such day plus 1.00% per annum. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate. Any change in the prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
     “Base Rate Loan” means a Revolving Loan, or a L/C Advance, that bears interest based on the Base Rate.
     “Borrowing” means a borrowing hereunder consisting of Loans of the same Type made to the Company on the same day by the Lenders under Article II, and, in the case of Eurodollar Rate Loans, having the same Interest Period.

     “Borrowing Date” means any date on which a Borrowing occurs under Section 2.03.
     “Budgeted EBITDA” has the meaning set forth in Section 7.02(d).
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in Chicago or San Francisco are authorized or required by law to close and, if the applicable Business Day relates to any Eurodollar Rate Loan, means such a day that is also a London Banking Day.
     “Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any Lender or of any corporation controlling a Lender.
     “Capital Expenditures” means, for any period and with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.
     “Capital Lease” has the meaning specified in the definition of “Capital Lease Obligations.”
     “Capital Lease Obligations” means all monetary obligations of the Company or any of its Subsidiaries under any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease (“Capital Lease”).
     “Cash Collateralize” means to pledge and deposit with or deliver to the Agent, for the benefit of the Agent, the Lenders and the Swing Line Bank or the Issuing Bank, as applicable, as collateral for the L/C Obligations, Obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of either thereof, as the context may require, cash or deposit account balances or, if the Issuing Bank or Swing Line Bank benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Agent and (b) the Issuing Bank or the Swing Line Bank (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
     “Cash Consideration” means, in respect of any Acquisition, collectively, the total cash consideration paid by the Company or any of its Subsidiaries upon the consummation of such Acquisition plus Indebtedness of the target company or operations assumed by the Company or any of its Subsidiaries (other than payments by the target company prior to the Acquisition), plus any deferred payments booked as a liability upon the consummation of such Acquisition.
     “Cash Equivalents” means:

     (a) securities issued or fully guaranteed or insured by the government of the United States or Canada or any agency thereof and backed by the full faith and credit of the United States or Canada having maturities of not more than six months from the date of acquisition;
     (b) certificates of deposit, time deposits, Eurodollar time deposits, repurchase agreements, reverse repo agreements, or bankers’ acceptances, having in each case a tenor of not more than six months, issued by any Lender, or by any commercial bank organized under the laws of the United States, any state thereof or the District of Columbia or Canada or any province thereof having combined capital and surplus of not less than $100,000,000 whose short term securities are rated at least A-1 by Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc., and P-1 by Moody’s Investors Service, Inc.;
     (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc., or P-1 by Moody’s Investors Service Inc. and in either case having a tenor of not more than three months;
     (d) money market funds that invest principally in Cash Equivalents described in clauses (a) through (c) hereof.
     “Change of Control” means (a) any Person or any two or more Persons (in each case other than (i) a Person that is a stockholder of the Company as of the date of this Agreement and (ii) (x) Michael G. DeGroote, (y) any Person related to him by blood, marriage or adoption and (z) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a majority or more controlling interest of which consist of any one or more of the Persons described in the preceding clauses (x) and (y)) acting in concert acquiring beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Exchange Act), directly or indirectly, of capital stock of the Company (or other securities convertible into such capital stock) representing 35% or more of the combined voting power of all capital stock of the Company entitled to vote in the election of directors, other than capital stock having such power only by reason of the happening of a contingency or (b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).
     “Closing Date” means the date on which all conditions precedent set forth in Section 5.01 are satisfied or waived by all Lenders.
     “Co-Syndication Agent” means each of Huntington National Bank, JPMorgan Chase Bank, N.A., KeyBank National Association and U.S. Bank National Association, in its capacity as syndication agent for the credit facility evidenced by this Agreement.
     “Code” means the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.
     “Commitment” means, collectively, the Revolving Loan Commitment and the Swing Line Loan Maximum Amount.
     “Commitment Fee” has the meaning specified in Section 2.10(b).
     “Company” means CBIZ, Inc., a Delaware corporation.
     “Company Materials” has the meaning specified in Section 7.02.
     “Compliance Certificate” means a certificate substantially in the form of Exhibit C.
     “Consolidated Interest Expense” means, for any period, gross consolidated interest expense (after giving effect to any increase in interest expense resulting from net amount of payments made or received with respect to Permitted Swap Obligations; provided, however, that no net reduction in interest expense shall be permitted if the Company should receive more payments than the Company makes with respect thereto) for the period (including all commissions, discounts, fees and other charges in connection with standby letters of credit and similar instruments) for the Company and its Subsidiaries (other than Excluded Subsidiaries), plus the portion of the upfront costs and expenses for Swap Contracts (to the extent not included in gross interest expense) fairly allocated to such Swap Contracts as expenses for such period, as determined in accordance with GAAP and after giving effect to any Swap Contract then in effect.
     “Contingent Obligation” means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse, (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a “Guaranty Obligation”); (b) with respect to any Surety Instrument (other than any Letter of Credit) issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered, (d) in respect of any Swap Contract or (e) contingent, deferred purchase price consideration obligations with respect to any Acquisition, including, without limitation, any “earn-out” obligations; provided, however, that neither the term “Contingent Obligation” nor the term “Guaranty Obligation” shall include obligations in respect of insurance, reinsurance, surety or fidelity contracts, bonds or policies entered into or issued in the ordinary course of business. Except as otherwise expressly provided herein, the amount of any Contingent Obligation shall (i) in the case of Guaranty Obligations, be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, (ii) in the case of Contingent Obligations of the type described in clause (e) above, be deemed equal to the maximum possible liability in respect thereof, (iii) in the case of other Contingent Obligations other than in respect of Swap Contracts, be deemed equal to the maximum reasonably anticipated liability in respect thereof, and (iv) in the case of Contingent Obligations in respect of Swap Contracts, be deemed equal to the Swap Termination Value.
     “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.
     “Conversion/Continuation Date” means any date on which, under Section 2.04, the Company (a) converts Loans of one Type to another Type, or (b) continues as Loans of the same Type, but with a new Interest Period, Loans having Interest Periods expiring on such date.
     “Convertible Debt” means Indebtedness in an aggregate original principal amount of up to $100,000,000 issued pursuant to the Indenture, but without giving effect to any agreement or instrument governing any refinancing or a replacement thereof or additional issuances of Indebtedness thereunder.
     “Credit Extension” means and includes (a) the making of any Loans hereunder, and (b) the Issuance of any Letters of Credit hereunder.
     “Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

     “Default Rate” has the meaning set forth in Section 2.09(c).
     “Defaulting Lender” means, subject to Section 2.16(b), any Lender that, as determined by the Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of the Revolving Loans, participations in L/C Obligations or participations in Swing Line Loans within three (3) Business Days of the date required to be funded by it hereunder, (b) has notified the Company, the Agent or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Agent, to confirm in a manner satisfactory to the Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of an Insolvency Proceeding, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.
     “Dollars”, “dollars” and “$” each mean lawful money of the United States.
     “EBITDA” means, for any period, for the Company and its Subsidiaries (other than Excluded Subsidiaries) on a consolidated basis, determined in accordance with GAAP, the sum of (a) the Net Income (or net loss) for such period, plus (b) all amounts treated as expenses for depreciation and the amortization of intangibles of any kind, including the impairment of goodwill charges, to the extent included in the determination of such Net Income (or loss), plus (c) Consolidated Interest Expense, to the extent included in the determination of Net Income (or loss), plus (d) all accrued taxes on or measured by income to the extent included in the determination of such Net Income (or loss), plus (e) cash dividends received during such period by the Company, or any Subsidiary that is not an Excluded Subsidiary, from Excluded Subsidiaries, provided that the aggregate amount of such cash dividends included in this clause (e) does not exceed fifty percent (50%) of EBITDA after giving effect to the addition of such dividends.
     “EBITDAR” means, for any period, for the Company and its Subsidiaries (other than Excluded Subsidiaries) on a consolidated basis, determined in accordance with GAAP, the sum of (a) EBITDA for such period, plus, (b) all Rental Expense for such period, plus, (c) non-cash rental charges incurred during such period pursuant to FAS 146 with respect to discontinued leased real property locations.
     “Effective Amount” means (a) with respect to any Revolving Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Revolving Loans occurring on such date, (b) with respect to any Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Swing Line Loans occurring on such date and (c) with respect to any outstanding L/C

Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any Issuances of Letters of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date. For purposes of Section 2.07, the Effective Amount shall be determined without giving effect to any mandatory prepayments to be made under said Section.
     “Environmental Claims” means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.
     “Environmental Laws” means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters.
     “Environmental Permits” has the meaning specified in Section 6.12(b).
     “ERISA” means the Employee Retirement Income Security Act of 1974, and regulations promulgated thereunder.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
     “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; or (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

     “Eurodollar Rate” means:
(I) For any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to (A) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (B) if such rate is not available at such time for any reason from such sources, the rate per annum determined by the Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two London Banking Days prior to the commencement of such Interest Period.
(II) For any interest rate calculation with respect to a Base Rate Loan, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two (2) London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing on that day or (ii) if such published rate is not available at such time for any reason, the rate determined by the Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made, continued or converted by Bank of America and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.
     “Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.
     “Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.
     “Event of Default” means any of the events or circumstances specified in Section 9.01.
     “Exchange Act” means the Securities Exchange Act of 1934, and regulations promulgated thereunder.

     “Excluded Subsidiary” means, at any time, any Subsidiary who may not guaranty the Obligations under the Guaranty, in any case without violating federal, state and/or local laws or regulations applicable to such Subsidiary.
     “Excluded Taxes” means, with respect to the Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Company or any Guarantor hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Company or any Guarantor is located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 4.01(e)(ii) and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Company under Section 4.08), any United States withholding tax that is required to be imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 4.01(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Company with respect to such withholding tax pursuant to Section 4.01(a) or (c).
     “Existing Credit Agreement” has the meaning specified in the recital hereto.
     “Existing Letter of Credit” means each letter of credit listed on Schedule 1.01.
     “FDIC” means the Federal Deposit Insurance Corporation, and any Governmental Authority succeeding to any of its principal functions.
     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Agent.
     “Fee Letter” has the meaning specified in Section 2.10(a).
     “Fixed Charge Coverage Ratio” means, with respect to the Company and its Subsidiaries (other than Excluded Subsidiaries) on a consolidated basis for any fiscal period, the ratio of EBITDAR minus Capital Expenditures minus tax expenses included in the determination of EBITDAR to the extent paid in cash during such period (other than such taxes paid in conjunction with the repayment of the Convertible Debt) to Fixed Charges.
     “Fixed Charges” means, with respect to the Company and its Subsidiaries (other than Excluded Subsidiaries) on a consolidated basis for any fiscal period of determination, (a) Consolidated Interest Expense paid in cash during such fiscal period, plus (b) scheduled payments of principal with respect to Indebtedness for such fiscal period (other than, for purposes of this definition, any payments scheduled on any put/call dates in respect of the Convertible Debt), plus (c) Rental Expense paid for such fiscal period.
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Company is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “FRB” means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.
     “Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Bank, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Bank, such Defaulting Lender’s Pro Rata Share of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
     “GAAP” means, subject to Section 1.03, generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
     “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including, without limitation, any board of insurance, insurance department or insurance commissioner and any taxing authority or political subdivision), and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.
     “Guarantor” means each direct and indirect domestic Subsidiary of the Company that is not an Excluded Subsidiary, whether now existing or hereafter created or acquired.
     “Guaranty” means the Guaranty of even date herewith, duly executed and delivered by each Guarantor in favor of the Agent, on behalf of the Lenders, as the same may be amended, restated, further supplemented or otherwise modified from time to time.
     “Guaranty Obligation” has the meaning specified in the definition of “Contingent Obligation.”
     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
     “Highest Lawful Rate” means at the particular time in question the maximum rate of interest which, under applicable law, any Lender is then permitted to charge on the Obligations. If the maximum rate of interest which, under applicable law, any Lender is permitted to charge on the Obligations shall change after the date hereof, the Highest Lawful Rate shall be automatically increased or decreased, as the case may be, from time to time as of the effective time of each such change in the Highest Lawful Rate without notice to the Company.
     “Honor Date” has the meaning set forth in Section 3.03.
     “Indebtedness” of any Person means, without duplication:
     (a) all indebtedness for borrowed money;
     (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables and other accrued liabilities entered into in the ordinary course of business);
     (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments and all L/C Obligations;
     (d) all obligations evidenced by notes, bonds, debentures or similar instruments;
     (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property);
     (f) all non-contingent obligations to pay deferred purchase price consideration with respect to Acquisitions, including, without limitation, any non-contingent “earn-out” obligations;
     (g) all Capital Lease Obligations;
     (h) all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness;
     (i) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (h) above;
     (j) the Convertible Debt, provided that upon and to the extent of the conversion of such Convertible Debt into capital stock of the Company, such Convertible Debt shall no longer constitute Indebtedness.
     “Indemnified Liabilities” has the meaning specified in Section 11.05.
     “Indemnified Person” has the meaning specified in Section 11.05.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Indenture” means that certain Indenture, dated as of May 30, 2006, executed and delivered by the Company pursuant to which the Company issued puttable cash pay convertible debt in an original principal amount of $100,000,000.
     “Independent Auditor” has the meaning specified in Section 7.01(a).
     “Insolvency Proceeding” means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, moratorium, rearrangement, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under the Bankruptcy Code or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally
     “Interest Payment Date” means, as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Eurodollar Rate Loan and, as to any Base Rate Loan or Swing Line Loan, the last Business Day of each March, June, September and December; provided, however, that if any Interest Period exceeds three months, the date that falls three months after the beginning of such Interest Period and after each Interest Payment Date thereafter is also an Interest Payment Date.
     “Interest Period” means, as to any Eurodollar Rate Loan, the period commencing on the Borrowing Date of such Loan or on the Conversion/Continuation Date on which the Loan is converted into or continued as an Eurodollar Rate Loan, and ending on the date seven days, one month, two months, three months or six months thereafter as selected by the Company in its Notice of Borrowing or Notice of Conversion/Continuation;
     provided that:
     (a) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;
     (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
     (c) no Interest Period for any Revolving Loan shall extend beyond the Revolving Termination Date.
     “IRS” means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.
     “Issuance Date” has the meaning specified in Section 3.01(a).
     “Issue” means, with respect to any Letter of Credit, to issue or to extend the expiry of, or to renew or increase the amount of, such Letter of Credit; and the terms “Issued,” “Issuing” and “Issuance” have corresponding meanings.
     “Issuing Bank” means Bank of America in its capacity as issuer of one or more Letters of Credit hereunder together with any replacement letter of credit issuer arising under Section 10.01(b) or Section 11.08(h).
     “L/C Advance” means each Lender’s participation in any L/C Borrowing in accordance with its Pro Rata Share.
     “L/C Amendment Application” means an application form for amendment of outstanding standby or commercial letters of credit as shall at any time be in use at the Issuing Bank, as the Issuing Bank shall request.
     “L/C Application” means an application form for Issuances of standby or commercial letters of credit as shall at any time be in use at the Issuing Bank, as the Issuing Bank shall request.

     “L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which shall not have been reimbursed on the date when made nor converted into a Borrowing of Revolving Loans under Section 3.03(c).
     “L/C Commitment” means the commitment of the Issuing Bank to Issue, and the commitment of the Lenders severally to participate in, Letters of Credit from time to time Issued or outstanding under Article III, in an aggregate amount not to exceed on any date the amount of $20,000,000, as the same shall be reduced as a result of a reduction in the L/C Commitment pursuant to Section 2.05; provided that the L/C Commitment is a part of the combined Commitments, rather than a separate, independent commitment.
     “L/C Obligations” means at any time the sum of (a) the aggregate undrawn amount of all Letters of Credit then outstanding, plus (b) the amount of all unreimbursed drawings under all Letters of Credit, including all outstanding L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.04. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of Issuance), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
     “L/C-Related Documents” means the Letters of Credit, the L/C Applications, the L/C Amendment Applications and any other document relating to any Letter of Credit, including any of the Issuing Bank’s standard form documents for letter of credit Issuances.
     “Lender” has the meaning specified in the introductory clause hereto. References to the “Lenders” shall include Bank of America, including in its capacity as Issuing Bank and Swing Line Bank; for purposes of clarification only, to the extent that Bank of America may have any rights or obligations in addition to those of the Lenders due to its status as Issuing Bank, its status as such will be specifically referenced.
     “Lending Office” means, as to any Lender, the office or offices of such Lender specified as its “Lending Office” or “Domestic Lending Office” or “Offshore Lending Office”, as the case may be, on Schedule 11.02, or such other office or offices as such Lender may from time to time notify the Company and the Agent.
     “Letter of Credit” means any (a) letter of credit (whether a commercial letter of credit or standby letter of credit) that is Issued by the Issuing Bank pursuant to Article III and (b) “Letter of Credit” outstanding on the Closing Date issued under the Existing Credit Agreement.
     “Letter of Credit Expiration Date” means the day that is seven (7) days prior to the Revolving Termination Date (or, if such day is not a Business Day, the next preceding Business Day).

     “Leverage Ratio” means, with respect to the Company and its Subsidiaries (other than Excluded Subsidiaries), on a consolidated basis, as of any date of determination, the ratio of total consolidated Indebtedness (excluding the Convertible Debt) as of such date to EBITDA for the twelve month period then most recently ended (taken as a single accounting period) with respect to which the Company has delivered financial statements pursuant to Section 7.01 (calculated giving pro forma effect to any Acquisitions which occurred during such twelve month period as if such Acquisitions were consummated as of the first day of such twelve month period and including adjustments as are permitted under Regulation S-X of the SEC).
     “Lien” means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or preference, priority or preferential arrangement in the nature of a security interest of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the Uniform Commercial Code or any comparable law) and any contingent or other agreement to provide any of the foregoing (other than equal and ratable clauses), but not including the interest of a lessor under an operating lease or arising from a transaction described in Section 9-109(a)(3) or (4) of the Uniform Commercial Code of the State of New York which is otherwise permitted to be effected pursuant to this Agreement.
     “Loan” means an extension of credit by a Lender to the Company under Article II or Article III in the form of a Revolving Loan, Swing Line Loan or L/C Borrowing.
     “Loan Documents” means this Agreement, the Existing Credit Agreement, any Notes, the Fee Letter, the L/C Related Documents, the Guaranty and all other documents and certificates delivered to the Agent or any Lender in connection herewith, as the same may be amended, restated, supplemented or otherwise modified from time to time.
     “London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
     “Majority Lenders” means at any time, Lenders holding more than 50% of the then aggregate Commitments or, if the Commitments have been terminated, Lenders holding more than 50% of the then unpaid principal amount of Loans and L/C Obligations; provided that the Commitment of any Defaulting Lender shall be excluded for the purposes of making a determination of Majority Lenders.
     “Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the FRB.
     “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or financial condition of the

Company and its Subsidiaries (other than Excluded Subsidiaries) taken as a whole, or of the Company and its Subsidiaries (including Excluded Subsidiaries) taken as a whole; (b) a material impairment of the ability of the Company or any Guarantor to perform under any Loan Document and to avoid any Event of Default; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company or any Guarantor of any Loan Document.
     “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions or, during the immediately preceding five plan (5) years, has made, or been obligated to make, contributions.
     “Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Company or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
     “Net Income” shall mean, for any period, the net income (or loss) of the Company and its Subsidiaries (other than Excluded Subsidiaries) on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided, that there shall be excluded from such determination, to the extent otherwise included therein, (i) the income of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of, or without any third-party consent required by, its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (ii) any non-cash goodwill or intangible asset impairment charges resulting from the application of FAS 141, 141R or 142, as applicable, and non-cash charges relating to the amortization of intangibles resulting from the application of FAS 141 or 141R, as applicable, (iii) non-cash, deferred financing charges, (iv) income and losses with respect to operations disposed of in accordance with Section 8.02 or with respect to “discontinued operations” (as determined in accordance with GAAP), (v) gains and losses from dispositions permitted under Section 8.02 or with respect to “discontinued operations” (as determined in accordance with GAAP), (vi) non-cash charges related to the effect of changes in accounting principles (all of which are in accordance with GAAP) and (vii) extraordinary gains and losses.
     “Net Worth” means shareholders’ equity as determined in accordance with GAAP.
     “Non-Ratable Loan(s)” has the meaning set forth in Section 2.06.
     “Note” means a promissory note or an amended and restated promissory note, as applicable, executed by the Company in favor of a Lender pursuant to Section 2.02(b), in substantially the form of Exhibit F-1, with respect to Revolving Loans, and Exhibit F-2, with respect to the Swing Line Loan.
     “Notice of Borrowing” means a notice in substantially the form of Exhibit A.

     “Notice of Conversion/Continuation” means a notice in substantially the form of Exhibit B.
     “Obligations” means all advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document owing by the Company to any Lender, the Agent, or any Indemnified Person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Company or any Guarantor or any Affiliate thereof of any Insolvency Proceeding naming such Person as the debtor in such Insolvency Proceeding regardless of whether such interest and fees are allowed claims in such Insolvency Proceeding.
     “OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.
     “Organization Documents” means, for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation and for any limited liability company, the certificate of formation, the operating agreement and any instruments relating to the rights of members of such limited liability company and all applicable resolutions of the governing body of such limited liability company.
     “Other Taxes” means any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, or enforcement of, or otherwise with respect to, this Agreement or any other Loan Documents.
     “Participant” has the meaning specified in Section 11.08(c).
     “PBGC” means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.
     “Pension Act” means the Pension Protection Act of 2006.
     “Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
     “Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Company and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

     “Permitted Acquisition” means an Acquisition which meets the following criteria:
     (1) No Default or Event of Default has occurred and is continuing at the time of the consummation of such Acquisition and no Default or Event of Default would occur after giving effect to such Acquisition;
     (2) The target company or operations shall be in a same or similar line of business as the Company or any of its Subsidiaries is engaged in;
     (3) The Leverage Ratio as of the date of such Acquisition (after giving pro forma effect thereto such that the numerator thereof includes the effect of any Indebtedness incurred or assumed in connection with such Acquisition and the denominator thereof is calculated as if such Acquisition were consummated as of the first day of the twelve month period most recently ended with respect to which the Company has delivered financial statements pursuant to Section 7.01 and includes adjustments as are permitted under Regulation S-X of the SEC) is less than (x) with respect to any Acquisition consummated on or after May 1 of any calendar year but before February 1 of any calendar year, 2.75 to 1.00 or (y) with respect to any Acquisition consummated on or after February 1 of any calendar year but before May 1 of any calendar year, 3.00 to 1.00;
     (4) Such Acquisition shall be consensual and shall have been approved by the applicable target company’s or seller’s board of directors;
     (5) The Company shall have complied with Section 7.15 with respect to each new Subsidiary created or acquired in connection with such Acquisition (other than Excluded Subsidiaries); and
     (6) For each Acquisition with respect to which the sum of the Cash Consideration and non-cash consideration paid, incurred or assumed by the Company exceeds $10,000,000, the Company shall have delivered to the Agent and the Lenders a certificate executed by a Responsible Officer, demonstrating to the satisfaction of the Agent that, after giving pro forma effect to such Acquisition (calculated as if such Acquisition was consummated as of the first day of the twelve month period most recently ended with respect to which the Company has delivered financial statements pursuant to Section 7.01, including the effect of any Indebtedness assumed in connection with such Acquisition, and including adjustments as are permitted under Regulation S-X of the SEC, all such adjustments being disclosed in reasonable detail), the Company is in compliance with clause (3) of this definition, Section 8.04(k), if applicable, Section 8.15 and Section 8.16, and certifying to clause (1) above.
     “Permitted Liens” has the meaning specified in Section 8.01.
     “Permitted Swap Obligations” means all obligations (contingent or otherwise) of the Company or any Subsidiary existing or arising under Swap Contracts, provided that each of the following criteria is satisfied: (a) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments or assets held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person in conjunction with a securities repurchase program not otherwise prohibited hereunder, and not for purposes of speculation or taking a “market view” and (b) such Swap Contracts do not contain any provision (“walk-away” provision) exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party.
     “Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority or other entity.
     “Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Company or any ERISA Affiliate or any such Plan to which the Company or any ERISA Affiliate is required to contribute on behalf of any of its employees.
     “Platform” has the meaning specified in Section 7.02.
     “Private Placement Debt” means unsecured Indebtedness in an aggregate stated principal amount of up to $150,000,000 issued pursuant to notes to be placed on behalf of the Company after the date hereof and any refinancing or a replacement thereof, provided that such Indebtedness and any refinancing or replacement thereof (a) is made under documentation which contains covenants which are not materially more restrictive or onerous in any respect than those set forth herein or are otherwise acceptable to the Agent, (b) does not have a maturity date or any mandatory redemptions or similar obligations scheduled to occur prior to the Revolving Termination Date, (c) is unsecured and (d) does not prohibit the Company or any of its Subsidiaries from granting Liens or pledging assets in favor of the Agent, other than a requirement that such Liens or pledges of assets secure the holders of such Indebtedness (or an agent on their behalf) on an equal and ratable basis.
     “Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.
     “Pro Rata Share” means, as to any Lender at any time, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of such Lender’s Revolving Loan Commitment divided by the aggregate Revolving Loan Commitments of all Lenders.
     “Reconciliation Certificate” means a certificate executed by a Responsible Officer of the Company providing a reconciliation report of the Company and its Subsidiaries on a consolidated basis, setting forth a calculation of the financial covenants set forth in Sections 8.14 through 8.16 hereof, but, including, for the purposes of such reconciliation, the financial information of all Excluded Subsidiaries of the Company to the extent previously excluded from the calculation thereof, in a form and accompanied by such detail and documentation as shall be requested by the Agent in its reasonable discretion.
     “Register” has the meaning specified in Section 11.08(b).

     “Rental Expense” means, for any period, the sum of (without duplication with respect to gross lease arrangements): (a) all rental payments, (b) all common area maintenance payments made pursuant to real property leases and (c) all real estate taxes paid by the Company and its Subsidiaries (other than Excluded Subsidiaries) pursuant to real property leases not constituting Capital Lease Obligations.
     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.
     “Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority not subject to a stay order issued by a court of competent jurisdiction, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.
     “Responsible Officer” means the chief executive officer, chief operating officer, the president, or the chief financial officer of the Company, or any other officer having substantially the same authority and responsibility as the chief financial officer; or, with respect to compliance with financial covenants, the chief financial officer, vice president-finance, the treasurer or an assistant treasurer of the Company, or any other officer having substantially the same authority and responsibility.
     “Revolving Loan” has the meaning specified in Section 2.01.
     “Revolving Loan Commitment”, as to each Lender, has the meaning specified in Section 2.01.
     “Revolving Termination Date” means the earlier to occur of:
     (a) June 4, 2014; and
     (b) the date on which the Revolving Loan Commitments terminate in accordance with the provisions of this Agreement.
     “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
     “Solvent” means, when used with respect to any Person, that as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will as of such date, exceed the amount that will be required to pay all “liabilities of such Person, contingent or otherwise” (whether or not reflected on a balance sheet prepared in accordance with GAAP), as of such date (as such quoted terms are determined in accordance with the Bankruptcy Code or other applicable bankruptcy, insolvency or other debtor relief laws) as such debts become due and payable, (b) such Person will not have as of such date, an unreasonably small amount of capital with which to conduct their business taking into account the particular capital requirements of such Person and its projected capital requirements and availability and (c) such Person will be able to pay their debts as they mature, taking into account the timing of and amounts of cash to be received by such Person, and the timing and amounts of cash to be payable on or in respect of indebtedness of such Person. For the purposes of this definitions, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, or unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, real or equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right of payment whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.
     “Specified Asset Sale” means each asset disposition described in Schedule 8.02 to this Agreement.
     “Subsidiary” of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of the Company.
     “Surety Instruments” means all letters of credit (including, without limitation, standby, commercial and documentary), banker’s acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.
     “Swap Contract” means any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option or any other, similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.
     “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined by the Company based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Lender).
     “Swing Line Bank” means Bank of America, in its capacity as provider of the Swing Line Loans.

     “Swing Line Loan” has the meaning specified in Section 2.01(b).
     “Swing Line Loan Maximum Amount” has the meaning specified in Section 2.01(b).
     “Swing Line Rate” means the Base Rate.
     “Swing Line Termination Date” means the earlier to occur of:
     (a) June 4, 2014; and
     (b) the Revolving Termination Date.
     “Tangible Assets” means, as of any date of determination, for the Company and its Subsidiaries on a consolidated basis, the total assets of the Company and its Subsidiaries minus goodwill and other intangible assets of the Company and its Subsidiaries on that date, as determined in accordance with GAAP.
     “Tangible Net Worth” means, as of any date of determination, for the Company and its Subsidiaries on a consolidated basis, Net Worth minus goodwill and other intangible assets of the Company and its Subsidiaries on that date, as determined in accordance with GAAP.
     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Total Leverage Ratio” means, with respect to the Company and its Subsidiaries (other than Excluded Subsidiaries), on a consolidated basis, as of any date of determination, the ratio of total consolidated Indebtedness as of such date to EBITDA for the twelve month period then most recently ended (calculated giving pro forma effect to any Acquisitions which occurred during such twelve month period as if such Acquisitions were consummated as of the first day of such twelve month period and including adjustments as are permitted under Regulation S-X of the SEC).
     “Type” means, with respect to any Borrowing, its nature as a Base Rate Loan or an Eurodollar Rate Loan.
     “Unfunded Pension Liability” means the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
     “Unreimbursed Amount” has the meaning specified in Section 3.03(a).
     “United States” and “U.S.” each means the United States of America.

     “Wholly-Owned Subsidiary” means any corporation, association, partnership, limited liability company, joint venture or other business entity in which (other than directors’ or other qualifying shares required by law) 100% of the equity interests of each class having ordinary voting power, and 100% of the equity interests of every other class, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by the Company, or by one or more of the other Wholly-Owned Subsidiaries, or both.
     1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
          (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (A) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (B) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (C) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (D) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (E) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (F) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
          (b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
          (c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
          (d) This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

          (e) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Agent, the Company and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Lenders or the Agent merely because of the Agent’s or Lenders’ involvement in their preparation.
     1.03 Accounting Principles.
          (a) Generally. Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited annual consolidated financial statements of the Company and its Subsidiaries dated December 31, 2009; provided, however, subject to clause (b) below, that for purposes of all computations required to be made with respect to compliance by the Company with Sections 8.14, 8.15, and 8.16 and the definition of the term “Permitted Acquisition”, such terms and data shall made in accordance with GAAP as in effect on the date of this Agreement, applied in a manner consistent with those used in preparing the financial statements referred to in Section 6.11(a)(x) and (y). Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Company and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.
          (b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Majority Lenders shall so request, the Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
          (c) References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of the Company.
     1.04 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of the L/C Application or any other document, agreement and instrument entered into by the Issuing Bank and the Company (or any Subsidiary) or in favor of the Issuing Bank and relating to such Letter of Credit, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated

amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
ARTICLE II
THE CREDITS
     2.01 Amounts and Terms of Commitments.
          (a) Each Lender severally agrees, on the terms and conditions set forth herein, to make loans to the Company (the “Revolving Loans”) from time to time on any Business Day during the period from the Closing Date to the Revolving Termination Date, in an aggregate amount not to exceed at any time the amount set forth on Schedule 2.01 for such Lender (such amount, as the same may be reduced under Section 2.05 or as a result of one or more assignments under Section 11.08, the Lender’s “Revolving Loan Commitment”); provided, however, that, after giving effect to any Borrowing of Revolving Loans (exclusive of Revolving Loans, Swing Line Loans and L/C Obligations which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans), the Effective Amount of all outstanding Revolving Loans, Swing Line Loans and L/C Obligations, shall not at any time exceed the aggregate Revolving Loan Commitment set forth on Schedule 2.01, as such may be reduced under Section 2.05; and provided further, that the Effective Amount of the Revolving Loans of any Lender plus the participation of such Lender in the Effective Amount of all Swing Loan Loans and L/C Obligations shall not at any time exceed such Lender’s Revolving Loan Commitment. Within the limits of each Lender’s Revolving Loan Commitment, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.01(a), prepay under Section 2.06 and reborrow under this Section 2.01(a).
          (b) Subject to the terms and conditions set forth herein, the Swing Line Bank, in reliance upon the agreements of the other Lenders set forth in Section 2.03(b), may, in its sole discretion make loans to the Company (the “Swing Line Loans”) from time to time on any Business Day during the period from the Closing Date to the Swing Line Termination Date in an aggregate principal amount at any one time outstanding not to exceed $15,000,000 (the “Swing Line Loan Maximum Amount”); provided, after giving effect to any Borrowing of Swing Line Loans, the Effective Amount of all outstanding Swing Line Loans shall not at any time exceed the Swing Line Loan Maximum Amount; provided, further, that the Effective Amount of all outstanding Revolving Loans, Swing Line Loans and L/C Obligations shall not at any time exceed the aggregate Revolving Loan Commitment. Prior to the Swing Line Termination Date, the Company may use the Swing Line Loan Maximum Amount by borrowing, prepaying the Swing Line Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. All Swing Line Loans shall bear interest at the Swing Line Rate and shall not be entitled to be converted into Loans that bear interest at any other rate.
     2.02 Loan Accounts.
          (a) The Loans made by each Lender and the Letters of Credit Issued by the Issuing Bank shall be evidenced by one or more accounts or records maintained by such Lender or Issuing Bank, as the case may be, in the ordinary course of business. The accounts or records maintained by the Agent, the Issuing Bank and each Lender shall be prima facie evidence of the amount of the Loans made by the Lenders to the Company, and the Letters of Credit Issued for the account of the Company, and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to the Loans or any Letter of Credit.
          (b) Upon the request of any Lender made through the Agent, the Loans made by such Lender may be evidenced by one or more Notes, instead of or in addition to loan accounts. Each such Lender shall record on the schedules annexed to its Note(s) the date, amount and maturity of each Loan made by it and the amount of each payment of principal made by the Company with respect thereto. Each such Lender is irrevocably authorized by the Company to make such recordations on its Note(s) and each Lender’s record shall be deemed prima facie correct; provided, however, that the failure of a Lender to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the obligations of the Company hereunder or under any such Note to such Lender.
     2.03 Procedure for Borrowing.
          (a) Revolving Loans. (i) Each Borrowing (other than a L/C Borrowing or a Borrowing of Swing Line Loans) shall be made upon the Company’s irrevocable written notice delivered to the Agent in the form of a Notice of Borrowing (which notice must be received by the Agent prior to 10:00 a.m. (Chicago time) (x) three (3) Business Days prior to the requested Borrowing Date, in the case of Eurodollar Rate Loans; provided, however, that if the Company wishes to request Eurodollar Rate Loans having an Interest Period other than seven days, or one, two, three or six months, in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Agent not later than 10:00 a.m. (Chicago time) four (4) Business Days prior to the requested date of such Borrowing, whereupon the Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them and shall, not later than 10:00 a.m. (Chicago time) three (3) Business Days before the requested date of such Borrowing, notify the Company (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders, and (y) on the date of the requested Borrowing Date, in the case of Base Rate Loans, specifying:
     (1) the amount of the Borrowing, which shall be in an aggregate minimum amount of $500,000, or any multiple of $100,000 in excess thereof, in the case of Base Rate Loans, and $1,000,000, or any multiple of $500,000 in excess thereof, in the case of Eurodollar Rate Loans;
     (2) the requested Borrowing Date, which shall be a Business Day;
     (3) the Type of Loans comprising the Borrowing; and
     (4) the duration of the Interest Period applicable to such Eurodollar Rate Loans included in such notice. If the Notice of Borrowing fails to specify the duration of the Interest Period for any Borrowing comprised of Eurodollar Rate Loans, such Interest Period shall be one month;

provided, however, that with respect to the Borrowing to be made on the Closing Date, the Notice of Borrowing shall be delivered to the Agent not later than 10:00 a.m. (Chicago time) on the Closing Date and such Borrowing will consist of Base Rate Loans only except as provided in Section 2.04(g).
          (ii) The Agent will promptly notify each Lender of its receipt of any Notice of Borrowing and of the amount of such Lender’s Pro Rata Share of that Borrowing.
          (iii) Each Lender will make the amount of its Pro Rata Share of each Borrowing available to the Agent for the account of the Company at the Agent’s Payment Office by 12:00 noon (Chicago time) on the Borrowing Date requested by the Company in funds immediately available to the Agent. The Agent shall make available to the Company the proceeds of all such Loans received by the Agent from Lenders, together with such additional amount, if any, as the Agent may elect to make available to the Company in accordance with Section 2.13, by 2:00 p.m. (Chicago time) on such Borrowing Date at such office by crediting the account of the Company on the books of Bank of America with the aggregate of the amounts made available to the Agent by the Lenders and in like funds as received by the Agent.
          (iv) After giving effect to any Borrowing, unless the Agent shall otherwise consent, there may not be more than seven different Interest Periods in effect.
          (b) Swing Line Loans. (i) Subject to Section 2.01(b), the Company may borrow under the Swing Line Loan Maximum Amount on any Business Day until the Swing Line Termination Date; provided that the Company shall give the Agent irrevocable written notice (which notice must be received by the Agent prior to 12:00 noon (Chicago time)) and the Agent shall promptly deliver to the Company and the Swing Line Bank a confirmation of such notice specifying the amount of the requested Swing Line Loan, which shall be in a minimum amount of $100,000 or a whole multiple of $100,000 in excess thereof. The proceeds of the Swing Line Loan will be made available by the Swing Line Bank to the Company in immediately available funds at the office of the Swing Line Bank by 2:00 p.m. (Chicago time) on the date of such notice. The Company may at any time and from time to time, prepay the Swing Line Loans, in whole or in part, without premium or penalty, by notifying the Agent prior to 12:00 noon (Chicago time) on any Business Day of the date and amount of prepayment. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein. Partial prepayments shall be in an aggregate principal amount of $100,000 or a whole multiple of $100,000 in excess thereof.
          (ii) The Agent, acting upon the demand of the Swing Line Bank, at any time in the Swing Line Bank’s sole and absolute discretion, shall on behalf of the Company (which hereby irrevocably directs the Agent to so act on its behalf) notify each Lender (including the Swing Line Bank) to make a Revolving Loan to the Company in a principal amount equal to such Lender’s Pro Rata Share of the amount of such Swing Line Loan, unless any Lender or Lenders shall be obligated, pursuant to Section 2.01(a), to make funds available to the Agent on the date such notice is given in an aggregate amount equal to or in excess of such Swing Line Loan, in which case such funds shall be applied by the Agent first to repay such Swing Line Loan and any remaining funds shall be made available to the Company in accordance with Section 2.01(a); provided, however, that such notice shall be deemed to have automatically been given upon the occurrence of an Event of Default under Section 9.01(f) or (g). Upon notice from the Agent, following any demand by the Swing Line Bank each Lender (other than the Swing Line Bank) will immediately transfer to the Agent, for transfer to the Swing Line Bank, in immediately available funds, an amount equal to such Lender’s Pro Rata Share of the amount of such Swing Line Loan so repaid. Each Lender’s obligation to transfer the amount of such Revolving Loan to the Agent shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Lender or any other Person may have against the Swing Line Bank, (ii) the occurrence or continuance of a Default or an Event of Default or the termination of the Revolving Loan Commitment, (iii) any adverse change in the condition (financial or otherwise) of the Company or any other Person, (iv) any breach of this Agreement by the Company or any other Person or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
          (iii) Notwithstanding anything herein to the contrary, the Swing Line Bank (i) shall not be obligated to make any Swing Line Loan if the conditions set forth in Article V have not been satisfied and (ii) shall not make any requested Swing Line Loan if, prior to 1:00 p.m. (Chicago time) on the date of such requested Swing Line Loan, it has received a written notice from the Agent or any Lender directing it not to make further Swing Line Loans because one or more of the conditions specified in Article V are not then satisfied.
          (iv) If prior to the making of a Loan required to be made by Section 2.03(b)(ii) an Event of Default described in Section 9.01(f) or 9.01(g) shall have occurred and be continuing with respect to the Company, each Lender will, on the date such Loan was to have been made pursuant to the notice described in Section 2.03(b)(ii), purchase an undivided participating interest in the outstanding Swing Line Loans in an amount equal to its Pro Rata Share of the aggregate principal amount of Swing Line Loans then outstanding. Each Lender will immediately transfer to the Agent for the benefit of the Swing Line Bank, in immediately available funds, the amount of its participation.
          (v) Whenever, at any time after a Lender has purchased a participating interest in a Swing Line Loan, the Swing Line Bank receives any payment on account thereof, the Swing Line Bank will distribute to the Agent for delivery to each Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Swing Line Bank is required to be returned, such Lender will return to the Agent for delivery to the Swing Line Bank any portion thereof previously distributed by the Swing Line Bank to it.
          (vi) Each Lender’s obligation to make the Loans referred to in Section 2.03(b)(ii) and to purchase participating interests pursuant to Section 2.03(b)(iv) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Lender or the Company may have against the Swing Line Bank, the Company or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default, (iii) any adverse change in the condition (financial or otherwise) of the Company, (iv) any breach of this Agreement or any other Loan Document by the Company, any Subsidiary or any other

Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
     2.04 Conversion and Continuation Elections.
          (a) The Company may, upon irrevocable written notice to the Agent in accordance with the provisions of this Section 2.04:
          (i) elect, as of any Business Day, in the case of Base Rate Loans (other than Swing Line Loans), or as of the last day of the applicable Interest Period, in the case of Eurodollar Rate Loans, to convert any such Loans (or any part thereof in an aggregate minimum amount of $500,000, or any multiple of $100,000 in excess thereof, in the case of Base Rate Loans, and $1,000,000, or any multiple of $500,000 in excess thereof, in the case of Eurodollar Rate Loans) into Loans of any other Type; or
          (ii) elect as of the last day of the applicable Interest Period, to continue any Loans having Interest Periods expiring on such day (or any part thereof in an amount not less than $1,000,000, or that is in an integral multiple of $500,000 in excess thereof);
provided, that if at any time the aggregate amount of Eurodollar Rate Loans in respect of any Borrowing is reduced, by payment, prepayment, or conversion of part thereof to be less than $1,000,000, such Eurodollar Rate Loans shall automatically convert into Base Rate Loans, and on and after such date the right of the Company to continue such Loans as, and convert such Loans into, Eurodollar Rate Loans shall terminate.
          (b) The Company shall deliver a Notice of Conversion/Continuation to be received by the Agent not later than 10:00 a.m. (Chicago time) at least (i) three (3) Business Days in advance of the Conversion/Continuation Date, if the Loans are to be converted into or continued as Eurodollar Rate Loans; provided, however, that if the Company wishes to request Eurodollar Rate Loans having an Interest Period other than seven days, or one, two, three or six months, in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Agent not later than 10:00 a.m. (Chicago time) four (4) Business Days prior to the requested Conversion/Continuation Date, whereupon the Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them and shall, not later than 10:00 a.m. (Chicago time) three (3) Business Days before the requested Conversion/Continuation Date, notify the Company (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders, and (ii) on the date of the Conversion/Continuation Date, if the Loans are to be converted into Base Rate Loans, specifying:
          (i) the proposed Conversion/Continuation Date;
          (ii) the aggregate amount of Loans to be converted or continued;
          (iii) the Type of Loans resulting from the proposed conversion or continuation; and

          (iv) other than in the case of conversions into Base Rate Loans, the duration of the requested Interest Period.
          (c) If upon the expiration of any Interest Period applicable to Eurodollar Rate Loans, the Company has failed to submit or complete a notice in accordance with Section 2.04(b), the Company shall be deemed to have elected to convert such Eurodollar Rate Loans into a one month Eurodollar Rate Loan, provided, however, if any Default or Event of Default then exits, the Company shall be deemed to have elected to convert such Eurodollar Rate Loans into a Base Rate Loan.
          (d) The Agent will promptly notify each Lender of its receipt of a Notice of Conversion/Continuation, or, if no timely notice is provided by the Company, the Agent will promptly notify each Lender of the details of any automatic continuation or conversion. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Loans, with respect to which the notice was given, held by each Lender.
          (e) Unless the Majority Lenders otherwise consent, during the existence of a Default or Event of Default, the Company may not elect to have a Loan converted into or continued as an Eurodollar Rate Loan.
          (f) After giving effect to any conversion or continuation of Eurodollar Rate Loans, unless the Agent shall otherwise consent, there may not be more than ten (10) different Interest Periods in effect.
          (g) Notwithstanding anything herein to the contrary, the initial Loans made on the Closing Date shall be of the same Type, shall have the same remaining Interest Period, and shall have the same Eurodollar Rate, in each case as in effect with respect to the outstanding “Eurodollar Rate Loans,” if any, that exist under the Existing Credit Agreement as of the Closing Date.
     2.05 Termination or Reduction of Commitments.
          (a) The Company may, upon not less than three (3) Business Days’ prior written notice to the Agent, terminate the Commitments, or permanently reduce the Commitments by an aggregate minimum amount of $1,000,000 or any multiple of $1,000,000 in excess thereof; unless, after giving effect thereto and to any prepayments of Revolving Loans made on the effective date thereof, (i) the Effective Amount of all Revolving Loans, Swing Line Loans and L/C Obligations would exceed the amount of the Commitments then in effect, (ii) the Effective Amount of all Swing Line Loans then outstanding would exceed the Swing Line Loan Maximum Amount or (iii) the Effective Amount of all L/C Obligations would exceed the L/C Commitment. If and to the extent specified by the Company in the notice to the Agent, some or all of the reduction in the Commitments shall be applied to reduce the L/C Commitment. Once reduced in accordance with this Section, the Commitments may not be increased. Any reduction of the Commitments shall be applied to each Lender according to its Pro Rata Share. All accrued Commitment Fees and letter of credit fees to, but not including, the effective date of any reduction or termination of the Commitments shall be paid on the effective date of such reduction or termination.

          (b) If at any time, and from time to time, the stated principal amount of the Private Placement Debt shall exceed $75,000,000, the Revolving Loan Commitment of each Lender shall immediately thereupon be decreased in an amount equal to such Lender’s Pro Rata Share of such excess. All accrued Commitment Fees and letter of credit fees to, but not including, the effective date of any reduction or termination of the Commitments shall be paid on the effective date of such reduction or termination.
     2.06 Optional Prepayments. Subject to Section 4.04, the Company may, at any time or from time to time, upon irrevocable notice to the Agent by 10:00 a.m. (Chicago time), prepay Loans ratably among the Lenders in whole or in part without penalty, in minimum amounts of $500,000, or any multiple of $100,000 in excess thereof, in the case of Base Rate Loans, and $500,000, or any multiple of $500,000 in excess thereof, in the case of Eurodollar Rate Loans; provided that if due to a Defaulting Lender’s failure to fund any requested Borrowing, Loans are made not in accordance with the Lenders’ respective Pro Rata Shares (each such Loan, a “Non-Ratable Loan”) then such prepayment shall be applied first to Non-Ratable Loans then in the order that the Company may specify. Such notice of prepayment shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Agent will promptly notify each Lender of its receipt of any such notice, and of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid and any amounts required pursuant to Section 4.04.
     2.07 Mandatory Prepayments of Loans.
          (a) The Company shall promptly, but in any event within two (2) Business Days, prepay the outstanding principal amount of the Revolving Loans or Swing Line Loans on any date on which the aggregate outstanding principal amount of such Loans together with the Effective Amount of the L/C Obligations (after giving effect to any other repayments or prepayments on such day) exceeds the aggregate Revolving Loan Commitment, including, without limitation, due to a reduction of the Revolving Loan Commitment pursuant to Section 2.05(b), in the amount of such excess, or if any such excess remains after a prepayment in full hereunder of all outstanding Loans, the Company shall Cash Collateralize the outstanding Letters of Credit to the extent of such remaining excess.
          (b) If on any date the Effective Amount of L/C Obligations exceeds the L/C Commitment, the Company shall Cash Collateralize on such date the outstanding Letters of Credit in an amount equal to the excess of the maximum amount then available to be drawn under the Letters of Credit over the aggregate L/C Commitment.
          (c) General. Any prepayments pursuant to this Section 2.07 shall be applied first to any Base Rate Loans then outstanding and then to Eurodollar Rate Loans with the shortest Interest Periods remaining; provided that if due to a Defaulting Lender’s failure to fund any requested Borrowing, there are Non-Ratable Loans outstanding at the time of any prepayment, such prepayment shall be applied first to Non-Ratable Loans and then in accordance with the foregoing order. The Company shall pay, together with each prepayment under this

Section 2.07, accrued interest on the amount prepaid and any amounts required pursuant to Section 4.04.
     2.08 Repayment.
          (a) Revolving Loans. The Company shall repay to the Lenders on the Revolving Termination Date the aggregate principal amount of Revolving Loans outstanding on such date.
          (b) Swing Line Loans. The Company shall repay to the Swing Line Bank on the Swing Line Termination Date the aggregate principal amount of Swing Line Loans outstanding on such date.
     2.09 Interest.
          (a) Each Loan (other than Swing Line Loans) shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to either the Eurodollar Rate or the Base Rate, as the case may be, plus the Applicable Margin (and subject to the Company’s right to convert to other Types of Loans under Section 2.04). Swing Line Loans shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the Swing Line Rate.
          (b) Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of Loans under Section 2.06 or 2.07 for the portion of the Loans so prepaid and upon payment (including prepayment) in full thereof and, during the existence of any Event of Default, interest shall be paid on demand of the Agent at the request or with the consent of the Majority Lenders.
          (c) Notwithstanding Section 2.09(a), while any Event of Default exists or after acceleration, the Company shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all outstanding Obligations, at a rate per annum which is determined by adding 2% per annum to the Applicable Margin then in effect for such Loans; and in the case of Obligations not subject to an Applicable Margin, at a rate per annum equal to the Base Rate plus 2%; provided, however, that, on and after the expiration of any Interest Period applicable to any Eurodollar Rate Loan outstanding on the date of occurrence of such Event of Default or acceleration, the principal amount of such Loan shall, during the continuation of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Base Rate plus 2% (the “Default Rate”).
          (d) Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the Highest Lawful Rate. If the Agent or any Lender shall receive interest in an amount that exceeds the Highest Lawful Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Agent or a Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the actual term of the Obligations hereunder.
     2.10 Fees.
          (a) Agency Fees. The Company shall pay the fees to the Agent for the Agent’s own account, as required by the letter agreement (“Fee Letter”) among the Company, the Arranger and the Agent, dated May 3, 2010.
          (b) Commitment Fees. The Company shall pay to the Agent for the account of each Lender a commitment fee (“Commitment Fee”) on the average daily unused portion of such Lender’s Revolving Loan Commitment, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon the daily utilization for that quarter as calculated by the Agent, at the Applicable Margin per annum. For purposes of calculating utilization under this Section, the Revolving Loan Commitment shall be deemed used to the extent of the Effective Amount of Revolving Loans then outstanding, plus the Effective Amount of L/C Obligations then outstanding but excluding for the purposes of calculating utilization under this Section the Effective Amount of Swing Line Loans. Such commitment fee shall accrue from the Closing Date to the Revolving Termination Date and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December through the Revolving Termination Date, with the final payment to be made on the Revolving Termination Date; provided that, in connection with any reduction or termination of Revolving Loan Commitment under Section 2.05, the accrued commitment fee calculated for the period ending on such date shall also be paid on the date of such reduction or termination, with the following quarterly payment being calculated on the basis of the period from such reduction or termination date to such quarterly payment date. The commitment fees provided in this Section shall accrue at all times after the above-mentioned commencement date, including at any time during which one or more conditions in Article V are not met.
     2.11 Computation of Fees and Interest.
          (a) All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “reference rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.
          (b) Each determination of an interest rate by the Agent shall be conclusive and binding on the Company and the Lenders and shall be prima facie evidence of such interest rate. The Agent will, at the request of the Company or any Lender, deliver to the Company or the Lender, as the case may be, a statement showing the quotations used by the Agent in determining any interest rate and the resulting interest rate.
          (c) If, as a result of any restatement of or other adjustment to the financial statements of the Company or for any other reason, the Company or the Lenders determine that

(i) the Total Leverage Ratio as calculated by the Company as of any applicable date was inaccurate and (ii) a proper calculation of the Total Leverage Ratio would have resulted in higher pricing for such period, the Company shall immediately and retroactively be obligated to pay to the Agent for the account of the Lenders, promptly on demand by the Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Company under the Bankruptcy Code, automatically and without further action by the Agent, any Lender or the Issuing Bank), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Agent, any Lender or the Issuing Bank, as the case may be, under Section 2.09(c) or 3.03(c) or under Article IX. The Company’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.
     2.12 Payments by the Company.
          (a) All payments to be made by the Company shall be made without condition or deduction for any counterclaim, defense, recoupment or set-off. Except as otherwise expressly provided herein, all payments by the Company shall be made to the Agent for the account of the Lenders at the Agent’s Payment Office, and shall be made in dollars and in immediately available funds, (i) solely for the purpose of calculating the accrual of interest on the outstanding Obligations, no later than 12:00 Noon (Chicago time) on the date specified herein and (ii) for all other purposes, no later than 5:00 PM (Chicago time) on the date specified herein. The Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as expressly provided herein) of such payment in like funds as received. Any payment received by the Agent later than the time specified herein shall be deemed to have been received on the following Business Day and any applicable interest or fees shall continue to accrue for the day actually received.
          (b) Subject to the provisions set forth in the definition of “Interest Period” herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.
          (c) Unless the Agent receives notice from the Company prior to the date on which any payment is due to the Lenders that the Company will not make such payment in full as and when required, the Agent may assume that the Company has made such payment in full to the Agent on such date in immediately available funds and the Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Company has not made such payment in full to the Agent, each Lender shall repay to the Agent on demand such amount distributed to such Lender, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Lender until the date repaid.
     2.13 Payments by the Lenders to the Agent.
          (a) Unless the Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of

Base Rate Loans, prior to 11:00 a.m. (Chicago time) on the date of such Borrowing) that such Lender will not make available as and when required hereunder to the Agent for the account of the Company the amount of that Lender’s Pro Rata Share of the Borrowing, the Agent may assume that each Lender has made such amount available to the Agent in immediately available funds on the Borrowing Date (and, in the case of a Borrowing of Base Rate Loans, that each Lender has made such amount at the time required by Section 2.03) and the Agent may (but shall not be so required), in reliance upon such assumption, make available to the Company on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to the Agent in immediately available funds and the Agent in such circumstances has made available to the Company such amount, such Lender and the Company severally agree to pay to the Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Company to but excluding the date of payment to the Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Company, the interest rate applicable to Base Rate Loans. If the Company and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Company the amount of such interest paid by the Company for such period. If the Company makes any payment to the Agent in respect of any Lender’s unfunded share of a Borrowing, the amount of such Lender’s Loan included in such Borrowing shall be reduced by the amount paid to the Company. If such Lender pays its share of the applicable Borrowing to the Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing and, if the Company has made any payment in respect of such Lender’s share under this Section, the Agent shall forward such amounts to the Company. Any payment by the Company shall be without prejudice to any claim the Company may have against a Lender that shall have failed to make such payment to the Agent
          (b) The obligations of the Lenders hereunder to make Revolving Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.07 are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.07 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and, except as otherwise provided herein, no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.07.
     2.14 Sharing of Payments, Etc. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder), such Lender shall immediately (a) notify the Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Company agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 11.10) with respect to such participation as fully as if such Lender were the direct creditor of the Company in the amount of such participation. The Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments.
2.15 Cash Collateral.
          (a) Certain Credit Support Events. Upon the request of the Agent or the Issuing Bank (i) if the Issuing Bank has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Company shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Agent, the Issuing Bank or the Swing Line Bank, the Company shall deliver to the Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender).
          (b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing (or interest bearing if the Agent so agrees) deposit accounts at Bank of America. The Company, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Agent, for the benefit of the Agent, the Issuing Bank and the Lenders (including the Swing Line Bank), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.15(c). If at any time the Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Company or the relevant Defaulting Lender will, promptly upon demand by the Agent, pay or provide to the Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.
          (c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.15 or Sections 2.07, 2.16, 3.01or 9.02 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.
          (d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 11.08(f))) or (ii) the Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of the Company shall not be released during the continuance of a Default or Event of Default, and (y) the Person providing Cash Collateral and the Issuing Bank or Swing Line Bank, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
     2.16 Defaulting Lenders.
          (a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
          (i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.01.
          (ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise, and including any amounts made available to the Agent by that Defaulting Lender pursuant to Section 11.10), shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Issuing Bank or Swing Line Bank hereunder; third, if so determined by the Agent or requested by the Issuing Bank or Swing Line Bank, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Company, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or Swing Line Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or Swing Line Bank against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.
          (iii) Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.10(b) for any period during which that Lender is a Defaulting Lender (and the Company shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 3.08.
          (iv) Reallocation of Pro Rata Shares to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.03(b), 3.02 and 3.03, the “Pro Rata Share” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate outstanding principal amount of the Loans of that Lender.
          (b) Defaulting Lender Cure. If the Company, the Agent, Swing Line Bank and the Issuing Bank agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares (without giving effect to Section 2.16(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
          (c) With respect to any Cash Collateral provided by the Company in connection with a Swing Line Loan or Letter of Credit due to the existence of a Defaulting Lender, the relevant Defaulting Lender shall pay to the Company the amount of the Company’s

“negative carry” with respect to such Cash Collateral which the parties hereto agree shall be equal to interest accruing at a rate equal to the Base Rate plus the Applicable Margin on the amount of such Cash Collateral during the period it was provided to the Swing Line Bank or Issuing Bank, as applicable, less any interest income earned on such Cash Collateral.
ARTICLE III
THE LETTERS OF CREDIT
     3.01 The Letter of Credit Subfacility.
          (a) On the terms and conditions set forth herein (i) the Issuing Bank agrees, in reliance upon the agreements of the Lenders set forth in this Article III, (A) from time to time on any Business Day during the period from the Closing Date to the Revolving Termination Date to Issue Letters of Credit for the account of the Company or any Subsidiary of the Company, and to amend or renew Letters of Credit previously Issued by it, in accordance with Sections 3.02(c) and (d), and (B) to honor drafts under the Letters of Credit; and (ii) the Lenders severally agree to participate in Letters of Credit Issued for the account of the Company; provided, that the Issuing Bank shall not be obligated to Issue, and no Lender shall be obligated to participate in, any Letter of Credit if as of the date of Issuance of such Letter of Credit (the “Issuance Date”) (1) the Effective Amount of all L/C Obligations and Swing Line Loans plus the Effective Amount of all Revolving Loans exceeds the aggregate Revolving Loan Commitment, (2) the participation of any Lender in the Effective Amount of all L/C Obligations and Swing Line Loans plus the Effective Amount of the Revolving Loans of such Lender exceeds such Lender’s Revolving Loan Commitment or (3) the Effective Amount of L/C Obligations exceeds the L/C Commitment. Within the foregoing limits, and subject to the other terms and conditions hereof, the Company’s ability to obtain Letters of Credit shall be fully revolving, and, accordingly, the Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit which have expired or which have been drawn upon and reimbursed.
          (b) The Issuing Bank shall not Issue any Letter of Credit if:
          (i) subject to Section 3.02(c), the expiry date of the requested Letter of Credit would occur more than twelve (12) months after the date of issuance, unless the Required Lenders approved such expiry date; or
          (ii) the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.
          (c) The Issuing Bank is under no obligation to Issue any Letter of Credit if:
          (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from Issuing such Letter of Credit, or any Requirement of Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of

Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it;
          (ii) the Issuing Bank has received written notice from any Lender, the Agent or the Company, on or prior to the Business Day prior to the requested date of Issuance of such Letter of Credit, that one or more of the applicable conditions contained in Article V is not then satisfied;
          (iii) any requested Letter of Credit is not otherwise in form and substance reasonably acceptable to the Issuing Bank, or the Issuance of a Letter of Credit shall violate one or more policies of the Issuing Bank applicable to letters of credit generally;
          (iv) such Letter of Credit is in a face amount less than $25,000, unless such lesser amount is approved by the Agent and the Issuing Bank, or is to be denominated in a currency other than Dollars; or
          (v) any Lender is at that time a Defaulting Lender, unless the Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the Issuing Bank (in its sole discretion) with the Company or such Lender to eliminate the Issuing Bank’s actual or potential Fronting Exposure (after giving effect to Section 2.16(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be Issued or that Letter of Credit and all other L/C Obligations as to which the Issuing Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion.
     3.02 Issuance, Amendment and Renewal of Letters of Credit.
          (a) Each Letter of Credit shall be Issued or amended, as the case may be, upon the request of the Company delivered to the Issuing Bank (with a copy to the Agent) in the form of an L/C Application or an L/C Amendment Application, as applicable, appropriately completed and signed by a Responsible Officer of the Company. Such L/C Application or L/C Amendment Application must be received by the Issuing Bank and the Agent not later than 10:00 a.m. (Chicago time) at least two (2) Business Days (or such later date and time as the Agent and the Issuing Bank may agree in a particular instance in their sole discretion) prior to the proposed Issuance date or date of amendment, as the case may be. In the case of a request for an initial Issuance of a Letter of Credit, such L/C Application shall specify in form and detail satisfactory to the Issuing Bank: (A) the proposed Issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the Issuing Bank may require. In the case of a request for an amendment of any outstanding Letter of Credit, such L/C Amendment Application shall specify in form and detail satisfactory to the Issuing Bank (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the Issuing Bank may require. Additionally, the Company shall furnish to the Issuing Bank and the Agent such other documents and information pertaining to such requested Letter of Credit Issuance or amendment, including any Issuer Documents, as the Issuing Bank or the Agent may require.
          (b) Promptly after receipt of any L/C Application or L/C Amendment Application, the Issuing Bank will confirm with the Agent (by telephone or in writing) that the Agent has received a copy thereof from the Company and, if not, the Issuing Bank will provide the Agent with a copy thereof. Unless the Issuing Bank has received written notice from any Lender, the Agent or the Company, at least one (1) Business Day prior to the requested date of Issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article V shall not then be satisfied, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, Issue a Letter of Credit for the account of the Company or enter into the applicable amendment, as the case may be, in each case in accordance with the Issuing Bank’s usual and customary business practices. Immediately upon the Issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.
          (c) If the Company so requests in any applicable L/C Application or L/C Amendment Application, the Issuing Bank may, in its sole discretion, agree to Issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Bank, the Company shall not be required to make a specific request to the Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the Issuing Bank shall not permit any such extension if (A) the Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 3.01(b) or (c) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Agent that the Majority Lenders have elected not to permit such extension or (2) from the Agent, any Lender or the Company that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, and in each such case directing the Issuing Bank not to permit such extension.
          (d) The Issuing Bank may, at its election (or as required by the Agent at the direction of the Majority Lenders), deliver any notices of termination or other communications to any Letter of Credit beneficiary or transferee, and take any other action as necessary or appropriate, at any time and from time to time, in order to cause the expiry date of such Letter of Credit to be a date not later than the Revolving Termination Date.

          (e) This Agreement shall control in the event of any conflict with any L/C-Related Document (other than any Letter of Credit).
          (f) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Issuing Bank will also deliver to the Company and the Agent a true and complete copy of such Letter of Credit or amendment.
     3.03 Drawings and Reimbursements.
          (a) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Bank shall notify the Company and the Agent thereof. Not later than 10:00 a.m. (Chicago time) on the date of any payment by the Issuing Bank under a Letter of Credit (each such date, an “Honor Date”), the Company shall reimburse the Issuing Bank through the Agent in an amount equal to the amount of such drawing. If the Company fails to so reimburse the Issuing Bank by such time, the Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Pro Rata Share thereof. In such event, the Company shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.03 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Commitments and the conditions set forth in Section 5.02. Any notice given by the Issuing Bank or the Agent pursuant to this Section 3.03(a) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
          (b) Each Lender shall upon any notice pursuant to Section 3.03(a) make funds available (and the Agent may apply Cash Collateral provided for this purpose) for the account of the Issuing Bank at the Agent’s Payment Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 12:00 noon (Chicago time) on the Business Day specified in such notice by the Agent, whereupon, subject to the provisions of Section 3.03(c), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Company in such amount. The Agent shall remit the funds so received to the Issuing Bank.
          (c) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason or Cash Collateralized, the Company shall be deemed to have incurred from the Issuing Bank an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced or Cash Collateralized, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Agent for the account of the Issuing Bank pursuant to Section 3.03(b) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Article III.
          (d) Until each Lender funds its Loan or L/C Advance pursuant to this Section 3.03 to reimburse the Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the Issuing Bank.
          (e) Each Lender’s obligation to make Loans or L/C Advances to reimburse the Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this Section 3.03, shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Bank, the Company or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or an Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Loans pursuant to this Section 3.03 is subject to the conditions set forth in Section 5.02. No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Company to reimburse the Issuing Bank for the amount of any payment made by the Issuing Bank under any Letter of Credit, together with interest as provided herein.
          (f) If any Lender fails to make available to the Agent for the account of the Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 3.03 by the time specified in Section 3.03(b), then, without limiting the other provisions of this Agreement, the Issuing Bank shall be entitled to recover from such Lender (acting through the Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Issuing Bank at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Issuing Bank in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Issuing Bank in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the Issuing Bank submitted to any Lender (through the Agent) with respect to any amounts owing under this clause (f) shall be conclusive absent manifest error.
     3.04 Repayment of Participations.
          (a) At any time after the Issuing Bank has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 3.03, if the Agent receives for the account of the Issuing Bank any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Company or otherwise, including proceeds of Cash Collateral applied thereto by the Agent), the Agent will distribute to such Lender its Pro Rata Share thereof in the same funds as those received by the Agent.
          (b) If any payment received by the Agent for the account of the Issuing Bank pursuant to Section 3.03(a) is required to be returned under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by the Issuing Bank in its discretion), each Lender shall pay to the Agent for the account of the Issuing Bank its Pro Rata Share thereof on demand of the Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds

Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
     3.05 Role of the Issuing Bank. Each Lender and the Company agree that, in paying any drawing under a Letter of Credit, the Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Bank, the Agent, any of their respective Affiliates, any of their or their respective Affiliates’ respective partners, directors, officers, employees, agents, trustees and advisers, nor any correspondent, participant or assignee of the Issuing Bank, shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Majority Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Company’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Bank, the Agent, any of their respective Affiliates, any of their or their respective Affiliates’ respective partners, directors, officers, employees, agents, trustees and advisers, nor any correspondent, participant or assignee of the Issuing Bank, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 3.07; provided, however, that anything in such clauses to the contrary notwithstanding, the Company may have a claim against the Issuing Bank, and the Issuing Bank may be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company which the Company proves were caused by the Issuing Bank’s willful misconduct or gross negligence or the Issuing Bank’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
     3.06 Obligations Absolute. The obligation of the Company to reimburse the Issuing Bank for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
     (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
     (ii) the existence of any claim, counterclaim, setoff, defense or other right that the Company or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
     (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
     (iv) any payment by the Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any Insolvency Proceeding; or
     (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or any Subsidiary.
The Company shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Company’s instructions or other irregularity, the Company will immediately notify the Issuing Bank. The Company shall be conclusively deemed to have waived any such claim against the Issuing Bank and its correspondents unless such notice is given as aforesaid.
     3.07 Letter of Credit Fees.
          (a) The Company shall pay to the Agent for the account of each of the Lenders a letter of credit fee with respect to the Letters of Credit equal to the Applicable Margin per annum of the average daily maximum amount available to be drawn of the outstanding Letters of Credit, computed on a quarterly basis in arrears on the last Business Day of each March, June, September and December based upon Letters of Credit outstanding for that quarter as calculated by the Agent. Such letter of credit fees shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter during which Letters of Credit are outstanding, commencing on the first such quarterly date to occur after the Closing Date, through the Letter of Credit Expiration Date (or such later date upon which the outstanding Letters of Credit shall expire), with the final payment to be made on the Letter of Credit Expiration Date (or such later expiration date) and thereafter shall be payable on demand.
          (b) The Company shall pay to the Issuing Bank a letter of credit fronting fee for each Letter of Credit Issued by the Issuing Bank equal to 0.125% per annum of the face amount (or increased face amount, as the case may be) of such Letter of Credit. Such Letter of Credit fronting fee shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter during which such Letter of Credit is outstanding, commencing on the first such quarterly date to occur after such Letter of Credit is Issued, through the Letter of Credit Expiration Date (or such later date upon which such Letter of Credit shall expire), with the final payment to be made on the Letter of Credit Expiration Date (or such later expiration date) and thereafter shall be payable on demand.
          (c) The Company shall pay to the Issuing Bank from time to time on demand the normal issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Issuing Bank relating to letters of credit as from time to time in effect.
     3.08 Uniform Customs and Practice. Unless otherwise expressly agreed by the Issuing Bank and the Company when a Letter of Credit is Issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of Issuance) shall apply to each standby Letter of Credit and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of Issuance shall apply to each commercial Letter of Credit.
     3.09 Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit Issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Company shall be obligated to reimburse the Issuing Bank hereunder for any and all drawings under such Letter of Credit. The Company hereby acknowledges that the Issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of such Subsidiaries.
     3.10 Outstanding Letters of Credit. The Existing Letters of Credit set forth on Schedule 1.01 were issued prior to the Closing Date pursuant to the Existing Credit Agreement and will remain outstanding as of the Closing Date. The Company, the Issuing Bank and each of the Lenders hereby agree with respect to the Existing Letters of Credit that each such Existing Letter of Credit, for all purposes under this Agreement, shall be deemed to be Letters of Credit governed by the terms and conditions of this Agreement. Each Lender further agrees to participate in each such Existing Letter of Credit in an amount equal to its Pro Rata Share of the stated amount of such Existing Letter of Credit.
ARTICLE IV
TAXES, YIELD PROTECTION AND ILLEGALITY
     4.01 Taxes.
          (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Company hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Company shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Agent, Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions and (iii) the Company shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          (b) Payment of Other Taxes by the Company. Without limiting the provisions of subsection (a) above, the Company shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) Indemnification by the Company. The Company shall indemnify the Agent, each Lender and the Issuing Bank, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Agent, such Lender or the Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender or the Issuing Bank (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.
          (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Company to a Governmental Authority, the Company shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.
          (e) Status of Lenders; Tax Documentation. (i) Each Lender shall deliver to the Company and to the Agent, at the time or times prescribed by applicable law or reasonably requested by the Company or the Agent, such properly completed and executed documentation prescribed by applicable law or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Company or the Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Company pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.
     (ii) Without limiting the generality of the foregoing, if the Company is resident for tax purposes in the United States,
     (A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Company and the Agent executed originals of IRS Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Company or the Agent as will enable the Company or the Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and
     (B) each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Company and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Company or the Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
          (i) executed originals of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
          (ii) executed originals of IRS Form W-8ECI,
          (iii) executed originals of IRS Form W-8IMY and all required supporting documentation,
          (iv) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Company within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of IRS Form W-8BEN, and
          (v) executed originals any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Company to determine the withholding or deduction required to be made.
     (iii) Each Lender shall promptly (A) notify the Company and the Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Company or the Agent make any withholding or deduction for taxes from amounts payable to such Lender.
          (f) Treatment of Certain Refunds. If the Agent, any Lender or the Issuing Bank determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Company or with respect to which the Company has paid additional amounts pursuant to this Section, it shall pay to the Company an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Company under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent, such Lender or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Company, upon the request of the Agent, such Lender or the Issuing Bank, agrees to repay the amount paid over to the Company (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent, such Lender or the Issuing Bank in the event the Agent, such Lender or the Issuing Bank is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Agent, any Lender or the Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Company or any other Person.
     4.02 Illegality.
          (a) If any Lender determines that the introduction of any Requirement of Law or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Company through the Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans or, if such notice relates to the unlawfulness or asserted unlawfulness of charging interest based on the Eurodollar Rate, to make Base Rate Loans as to which the interest rate is determined with reference to the Eurodollar Rate shall be suspended until such Lender notifies the Agent and the Company that the circumstances giving rise to such determination no longer exist.
          (b) Upon receipt of a notice from any Lender in accordance with the foregoing clause (a), the Company shall, upon demand from such Lender (with a copy to the Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender and Base Rate Loans as to which the interest rate is determined with reference to the Eurodollar Rate to Base Rate Loans as to which the rate of interest is not determined with reference to the Eurodollar Rate, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans or Base Rate Loan. Notwithstanding the foregoing and despite the illegality for such a Lender to make, maintain or fund Eurodollar Rate Loans or Base Rate Loans as to which the interest rate is determined with reference to the Eurodollar Rate, that Lender shall remain committed to make Base Rate Loans and shall be entitled to recover interest with reference to the Base Rate. Upon any such prepayment or conversion, the Company shall also pay accrued interest on the amount so prepaid or converted and amounts required under Section 4.04.
          (c) If the obligation of any Lender to make or maintain Eurodollar Rate Loans has been so terminated or suspended, the Company may elect, by giving notice to the Lender through the Agent that all Loans which would otherwise be made by the Lender as Eurodollar Rate Loans shall be instead Base Rate Loans.

          (d) Before giving any notice to the Agent under this Section, the affected Lender shall designate a different Lending Office with respect to its Eurodollar Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise disadvantageous to the Lender.
     4.03 Increased Costs and Reduction of Return.
          (a) If any Lender determines that, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation after the date of this Agreement or (ii) the compliance by that Lender with any guideline or request after the date of this Agreement from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Eurodollar Rate Loans (except for any such reserve requirement reflected in the Eurodollar Reserve Percentage), or participating in Letters of Credit, or, in the case of the Issuing Bank, any increase in the cost to the Issuing Bank of agreeing to Issue, Issuing or maintaining any Letter of Credit or of agreeing to make or making, funding or maintaining any unpaid drawing under any Letter of Credit, then the Company shall be liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to the Agent), pay to the Agent for the account of such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs.
          (b) If any Lender shall have determined that (i) the introduction of any Capital Adequacy Regulation after the date of this Agreement, (ii) any change in any Capital Adequacy Regulation after the date of this Agreement, (iii) any change after the date of this Agreement in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Lender (or its Lending Office) or any corporation controlling the Lender with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by the Lender or any corporation controlling the Lender and (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy and such Lender’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment, loans, credits or obligations under this Agreement, then, upon demand of such Lender to the Company through the Agent, the Company shall pay to the Lender, from time to time as specified by the Lender, additional amounts sufficient to compensate the Lender for such increase.
     4.04 Funding Losses. The Company shall reimburse each Lender and hold each Lender harmless from any loss or expense which the Lender may sustain or incur as a consequence of:
          (i) the failure of the Company to make on a timely basis any payment of principal of any Eurodollar Rate Loan;
          (ii) the failure of the Company to borrow a Loan, continue a Eurodollar Rate Loan or convert a Loan into a Eurodollar Rate Loan after the Company has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;

          (iii) the failure of the Company to make any prepayment in accordance with any notice delivered under Section 2.06;
          (iv) the prepayment (including pursuant to Section 2.07) or other payment (including after acceleration thereof) of an Eurodollar Rate Loan on a day that is not the last day of the relevant Interest Period;
          (v) the automatic conversion under Section 2.04 of any Eurodollar Rate Loan to a Base Rate Loan on a day that is not the last day of the relevant Interest Period;
          (vi) the provisions of Section 2.04(g); or
          (vii) the assignment of any Eurodollar Rate Loan on a day that is not the last day of the relevant Interest Period as a result of a request by the Company pursuant to Section 4.08, including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Eurodollar Rate Loans or from fees payable to terminate the deposits from which such funds were obtained. For purposes of calculating amounts payable by the Company to the Lenders under this Section and under Section 4.03(a), each Eurodollar Rate Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the Eurodollar Rate for such Eurodollar Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan is in fact so funded.
     4.05 Inability to Determine Rates. If the Majority Lenders determine that for any reason in connection with any request for a Loan or a conversion to or continuation thereof that (i) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Loan, (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with a Base Rate Loan, or (iii) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with a Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Agent will promptly so notify the Company and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Agent (upon the instruction of the Majority Lenders) revokes such notice. Upon receipt of such notice, the Company may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.
     4.06 Certificates of Lenders. Any Lender claiming reimbursement or compensation under this Article IV shall deliver to the Company (with a copy to the Agent) a certificate setting forth in reasonable detail the amount payable to the Lender hereunder and such certificate shall be conclusive and binding on the Company in the absence of manifest error. Notwithstanding anything to the contrary contained in this Agreement, no amounts shall be payable by the Company pursuant to Sections 4.03 or 4.04 with respect to any period commencing more than one hundred eighty (180) days before the delivery of the certificate contemplated by this Section 4.06 unless such amounts are claimed as a result of the retroactive effect of any newly enacted or adopted law, rule or regulation and such certificate is delivered within 180 days after such enactment or adoption.
     4.07 Survival. The agreements and obligations of the Company in this Article IV shall survive the payment of all other Obligations.
     4.08 Replacement of Lenders. Upon any Lender’s making a claim for compensation under Section 4.01 or 4.03, if the Company is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.01 or if any Lender is a Defaulting Lender, the Company may replace such Lender in accordance with this Section. The Company may, at its sole expense and effort, upon notice to such Lender and the Agent, replace such Lender by causing such Lender to assign its Revolving Loan Commitment (with the assignment fee to be paid by the Company in such instance) pursuant to Section 11.08(a) to one or more other Lenders or Eligible Assignees procured by the Company; provided, however, that if the Company elects to exercise such right with respect to any Lender making a claim for compensation or payments under Section 4.01 or 4.03, the replacement of such Lender will result in a reduction in such compensation or payments thereafter. The Lender shall have received payment in full all principal, interest, fees and other amounts owing to such Lender through the date of replacement (including any amounts payable pursuant to Sections 4.01, 4.03 and 4.04), and the Company shall release such Lender from its obligations under the Loan Documents. Any Lender being replaced shall execute and deliver an Assignment and Assumption with respect to such Lender’s Revolving Loan Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans.
ARTICLE V
CONDITIONS PRECEDENT
     5.01 Conditions of Effectiveness and Initial Credit Extensions. The effectiveness of this Agreement and the obligation of each Lender to make its initial Credit Extension hereunder is subject to the condition that the Agent shall have received on or before the Closing Date all of the following, in form and substance satisfactory to the Agent and each Lender (the satisfaction of each Lender being conclusively evidenced by such Lender’s execution and delivery of its counterpart of this Agreement), and in sufficient copies for each Lender:
          (a) Credit Agreement and Notes. This Agreement and the Notes (if any) executed by each party thereto;
          (b) Resolutions; Incumbency.
          (i) Copies of the resolutions of the board of directors of the Company and each Subsidiary that may become party to a Loan Document authorizing the transactions contemplated hereby, certified as of the Closing Date by the Secretary or an Assistant Secretary of such Person; and

          (ii) A certificate of the Secretary or Assistant Secretary of the Company, and each Subsidiary that may become party to a Loan Document certifying the names and true signatures of the officers of the Company or such Subsidiary authorized to execute, deliver and perform, as applicable, this Agreement, and all other Loan Documents to be delivered by it hereunder;
          (c) Organization Documents; Good Standing. Each of the following documents:
          (i) the Organization Documents of the Company and each Guarantor as in effect on the Closing Date, certified by the Secretary or Assistant Secretary or Manager of such Person as of the Closing Date; and
          (ii) a good standing certificate for the Company and each Guarantor from the Secretary of State (or similar, applicable Governmental Authority) of its state of organization as of a recent date;
          (d) Legal Opinions. An opinion addressed to the Agent and the Lenders of Akin Gump Strauss Hauer & Feld LLP, counsel to the Company, substantially in the form of Exhibit D-1. An opinion addressed to the Agent and the Lenders of Michael W. Gleespen, general counsel to the Company and its Subsidiaries substantially in the form of Exhibit D-2. Such legal opinions as may be required by the Agent from local counsel to certain Subsidiaries with respect to certain corporate and other matters.
          (e) Payment of Fees. Evidence of payment by the Company of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with Attorney Costs of Bank of America to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute Bank of America’s reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Company and Bank of America); including any such costs, fees and expenses arising under or referenced in Sections 2.10 and 11.04;
          (f) Certificate. A certificate signed by a Responsible Officer of the Company, dated as of the Closing Date:
          (i) stating that the representations and warranties contained in Article VI are true and correct on and as of such date, as though made on and as of such date;
          (ii) stating that no Default or Event of Default exists or would result from the Credit Extension; and
          (iii) stating that there has occurred since December 31, 2009, no event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect.
          (g) Guaranty. The Guaranty, executed by each Guarantor.

          (h) Solvency Certificate. A written solvency certificate from the chief financial officer of the Company in form and content satisfactory to the Lenders, dated the initial Borrowing Date, with respect to the value, Solvency and other factual information of, or relating to, as the case may be, Company, after giving effect to the initial Credit Extension.
          (i) Payoff Letter. A payoff letter with respect to the Existing Credit Agreement, executed by the parties thereto.
          (j) Other Documents. Such other approvals, opinions, documents or materials as the Agent or any Lender may reasonably request.
          (k) Financial Statements. The financial statements and other information referenced in Section 6.11.
     Without limiting the generality of the provisions of Section 10.04, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
     5.02 Conditions to All Credit Extensions. The obligation of each Lender to make any Loan (but not its obligations to fund its participation interests pursuant to Section 2.03(b)(ii) or Section 3.03(c)) to be made by it (including its initial Loan hereunder) or to continue as, or convert any Loan into, an Eurodollar Rate Loan under Section 2.04 and the obligation of the Issuing Bank to Issue any Letter of Credit (including the initial Letter of Credit) is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date or Issuance Date:
          (a) Notice, Application. The Agent shall have received (with a copy for each Lender) (i) a Notice of Borrowing (or equivalent notice pursuant to Section 2.03(b) with respect to Swing Line Loans), (ii) in the case of a conversion or continuation under Section 2.04, a Notice of Conversion/Continuation, or (iii) in the case of any Issuance or amendment of any Letter of Credit, the Issuing Bank and the Agent shall have received a L/C Application or L/C Amendment Application, as required under Section 3.02;
          (b) Continuation of Representations and Warranties. The representations and warranties in Article VI shall be true and correct in all material respects (or, in the case of representations and warranties that are qualified by materiality provisions, true and correct in all respects) on and as of such Borrowing Date or Issuance Date with the same effect as if made on and as of such Borrowing Date or Issuance Date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct in all material respects (or, in the case of representations and warranties that are qualified by materiality provisions, true and correct in all respects) as of such earlier date); and
          (c) No Existing Default. No Default or Event of Default shall exist or shall result from such Borrowing or continuation or conversion or Issuance.

Each Notice of Borrowing, L/C Application or L/C Amendment Application submitted by the Company hereunder shall constitute a representation and warranty by the Company hereunder, as of the date of each such notice and as of each Borrowing Date or Issuance Date, as applicable, that the conditions in this Section 5.02 are satisfied.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
     The Company represents and warrants to the Agent and each Lender that:
     6.01 Corporate Existence and Power. The Company and each of its Subsidiaries:
          (a) is a corporation (or a limited liability company) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;
          (b) has the power and authority and all material governmental licenses, authorizations, consents and material approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Loan Documents;
          (c) is duly qualified as a foreign corporation and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license, except in each case to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
          (d) is in compliance with all Requirements of Law, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
     6.02 Corporate Authorization; No Contravention. The execution, delivery and performance by the Company and the Guarantors of this Agreement and each other Loan Document to which such Person is party, have been duly authorized by all necessary corporate action, and do not and will not:
          (a) contravene the terms of any of such Person’s Organization Documents;
          (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any material Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject; or
          (c) violate any material Requirement of Law.
     6.03 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company or any of its Subsidiaries of the Agreement or any other Loan Document, except (i) such as have been obtained or made and are in full force, (ii) those third party approvals or consents which, if not made or obtained, would not cause a Default or an Event of Default hereunder or could not reasonably be expected to have an Material Adverse Effect and (iii) solely with respect to the performance by the Company or any of the Guarantors of this Agreement or any other Loan Document, (1) filings under the Exchange Act and (2) routine filings to be made after the date hereof to maintain “good standing” in such jurisdictions and to maintain licenses and permits.
     6.04 Binding Effect. This Agreement and each other Loan Document to which the Company or any of its Subsidiaries is a party constitute the legal, valid and binding obligations of the Company and any of its Subsidiaries to the extent it is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability, regardless of whether considered in a proceeding in equity or at law.
     6.05 Litigation. There are no actions, suits, investigations, proceedings, claims or disputes pending, or to the best knowledge of the Company, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Company, or its Subsidiaries or any of their respective properties (a) which purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; (b) which are existing on the Closing Date, other than as disclosed on Schedule 6.05(b), provided, however, that none of the matters set forth on such Schedule 6.05(b), whether taken individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect or (c) which arise after the Closing Date, other than those which would not reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.
     6.06 No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by the Company. As of the Closing Date, neither the Company nor any Subsidiary is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the Closing Date, create an Event of Default under Section 9.01(e).
     6.07 ERISA Compliance.
          (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely on a favorable opinion letter issued by the IRS to a prototype or volume submitter sponsor to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS. To the best knowledge of the Company, nothing has occurred that would prevent, or cause the loss of, such tax-qualified status.
          (b) There are no pending or, to the best knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
          (c) (i) No ERISA Event has occurred, and neither the Company nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Company and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Company nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither the Company nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.
          (d) Neither the Company or any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (A) on the Closing Date, those listed on Schedule 6.07(d) hereto and (B) thereafter, Pension Plans not otherwise prohibited by this Agreement.
     6.08 Use of Proceeds; Margin Regulations. The proceeds of the Loans are to be used solely for the purposes set forth in and permitted by Section 7.12 and Section 8.07. Neither the Company nor any Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying Margin Stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Company or the applicable Subsidiary only or of the Company and its Subsidiaries on a consolidated basis) subject to the provisions of Section 8.01 or Section 8.02 or subject to any restriction contained in any agreement or instrument between the Company or any Subsidiary and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 9.01(e) will be Margin Stock
     6.09 Title to Properties. The Company and each Subsidiary have good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect. The property of the Company and its Subsidiaries is subject to no Liens other than Permitted Liens.
     6.10 Taxes. The Company and its Subsidiaries have filed all Federal and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. To the Company’s knowledge as of the Closing Date, there is no proposed tax assessment against the Company or any Subsidiary.
     6.11 Financial Condition. (a) The (x) audited annual consolidated financial statements of the Company and its Subsidiaries dated December 31, 2009 and (y) the unaudited quarterly consolidated financial statements (including, without limitation, balances sheets, income and cash flow statements) of the Company and its Subsidiaries dated March 31, 2010:
          (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein (subject to ordinary, good faith year end audit adjustments);
          (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and results of operations for the period covered thereby; and
          (iii) except as specifically disclosed in Schedule 6.11, show all material indebtedness and other liabilities, direct or contingent, of the Company and its consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments.
          (b) Since December 31, 2009, there has been no Material Adverse Effect.
     6.12 Environmental Matters.
          (a) The on-going operations of the Company and each of its Subsidiaries comply in all material respects with all Environmental Laws, except such non-compliance which would not (if enforced in accordance with applicable law) result in liability in excess of $500,000 in the aggregate.
          (b) The Company and each of its Subsidiaries have obtained all material licenses, permits, authorizations and registrations required under any Environmental Law (“Environmental Permits”) and necessary for their respective ordinary course operations, all such Environmental Permits are in good standing, and the Company and each of its Subsidiaries are in compliance with all material terms and conditions of such Environmental Permits.
          (c) None of the Company, any of its Subsidiaries or any of their respective present Property or operations, is subject to any outstanding written order from or agreement with any Governmental Authority, nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Material.
          (d) There are no Hazardous Materials or other conditions or circumstances existing with respect to any Property, or arising from operations prior to the Closing Date, of the Company or any of its Subsidiaries that would reasonably be expected to give rise to Environmental Claims with a potential liability of the Company and its Subsidiaries in excess of $500,000 in the aggregate for any such condition, circumstance or Property. In addition, (i) neither the Company nor any of its Subsidiaries has any underground storage tanks (x) that are not properly registered or permitted under applicable Environmental Laws, or (y) that are leaking or disposing of Hazardous Materials off-site, and (ii) the Company and its Subsidiaries have met all material notification requirements under Title III of CERCLA and all other Environmental Laws.
     6.13 OFAC. None of the Company nor any of its Subsidiaries is a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC at http://www.treas.gov/offices/enforcement/ofac/sdn, or as otherwise published from time to time.
     6.14 Regulated Entities. None of the Company nor any Subsidiary that is not an Excluded Subsidiary, is an “Investment Company” within the meaning of the Investment Company Act of 1940. None of the Company nor any Subsidiary that is not an Excluded Subsidiary is subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.
     6.15 No Burdensome Restrictions. Neither the Company nor any Subsidiary is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document, or any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect.
     6.16 Solvency. The Company and its Subsidiaries, taken as a whole, are Solvent.
     6.17 Labor Relations. There are no strikes, lockouts or other labor disputes against the Company or any of its Subsidiaries, or, to the best of the Company’s knowledge, threatened against or affecting the Company or any of its Subsidiaries, and no significant unfair labor practice complaint is pending against the Company or any of its Subsidiaries or, to the best knowledge of the Company, threatened against any of them before any Governmental Authority which in any such case could reasonably be expected to have a Material Adverse Effect.
     6.18 Copyrights, Patents, Trademarks, Etc. The Company or its Subsidiaries own or are licensed or otherwise have the right to use all of the material patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other material rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any Subsidiary infringes upon any rights held by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened, which, in any case, could reasonably be expected to have a Material Adverse Effect.
     6.19 Subsidiaries. As of the Closing Date and as of each date of delivery of an updated Schedule in accordance with Section 7.02(b), (x) the Company has no Subsidiaries other than those specifically disclosed in Part (A) of Schedule 6.19 hereto, (y) the Company has no equity investments in any other corporation or entity other than those specifically disclosed in Part (B) of Schedule 6.19, and (z) the Company has no Excluded Subsidiaries other than those identified on Schedule 6.19 and the Company’s Investment in such Excluded Subsidiaries is permitted pursuant to Section 8.04(q). No Excluded Subsidiary owns any capital stock of any Subsidiary which is not also an Excluded Subsidiary.
     6.20 Broker’s; Transaction Fees. Neither the Company nor any of its Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s or investment banker’s fee in connection with this Agreement or any other Loan Document.
     6.21 Insurance. The properties of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or such Subsidiary operates, except to the extent the Company maintains reasonable self-insurance with respect to such risks (through an Affiliate or otherwise).
     6.22 Swap Obligations. Neither the Company nor any of its Subsidiaries has incurred any outstanding obligations under any Swap Contracts, other than Permitted Swap Obligations. The Company has undertaken its own independent assessment of its consolidated assets, liabilities and commitments and has considered appropriate means of mitigating and managing risks associated with such matters and has not relied on any swap counterparty or any Affiliate of any swap counterparty in determining whether to enter into any Swap Contract.
     6.23 Full Disclosure. None of the representations or warranties made by the Company or any Subsidiary in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, written statement or certificate furnished by or on behalf of the Company or any Subsidiary in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of the Company to the Lenders prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered (other than omissions that pertain to matters of a general economic nature or matters of public knowledge that generally effect any of the industry segments of the Company or its Subsidiaries); provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. Any forward looking statements contained therein are inherently subject to risk and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated. Future events and actual results, financial and otherwise, could differ materially from those set forth therein or contemplated by the forward looking statements contained therein.

ARTICLE VII
AFFIRMATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, unless the Majority Lenders waive compliance in writing:
     7.01 Financial Statements. The Company shall deliver to the Agent, in form and detail satisfactory to the Agent and the Majority Lenders, with sufficient copies for the Agent and each Lender:
          (a) as soon as available, but not later than ninety (90) days after the end of each fiscal year, to the extent prepared to comply with SEC requirements, a copy of SEC Form 10-K’s filed by the Company with the SEC for such fiscal year, or if no such Form 10-K was filed by the Company for such fiscal year, a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such year and the related consolidated statements of income or operations and shareholders’ equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and in any case accompanied by the opinion of KPMG LLP or another nationally-recognized independent public accounting firm (“Independent Auditor”) which report shall state that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP or the standard of the Public Company Accounting and Oversight Rule 3100, as applicable, applied on a basis consistent with prior years. Such opinion shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Company’s or any Subsidiary’s records. Concurrently with the delivery of the foregoing financial statements, a copy of the unaudited combined consolidated statements of income or operations of the Excluded Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous fiscal year, which unaudited combined consolidated statements of income or operations shall have been prepared in accordance with GAAP;
          (b) as soon as available, but not later than forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year, to the extent prepared to comply with SEC requirements, a copy of the SEC Form 10-Qs filed by the Company with the SEC for such fiscal quarter, or if no such Form 10-Q was filed by the Company for such fiscal quarter, a copy of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter and the related consolidated statements of income and shareholders’ equity and cash flows for the period commencing on the first day and ending on the last day of such quarter, and in any case certified by the chief executive officer and chief financial officer as fairly presenting, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments), the financial position and the results of operations of the Company and the Subsidiaries; and concurrently with the delivery of the foregoing unaudited financial statements, a copy of the unaudited combined consolidated statements of income of the Excluded Subsidiaries for the period commencing on the first day and ending on the last day of such quarter, and in any case certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments), the financial position and the results of operations of the Excluded Subsidiaries; and
     7.02 Certificates; Other Information. The Company shall furnish to the Agent, with sufficient copies for each Lender:
          (a) so long as it is not contrary to the then current recommendation of the American Institute of Certified Public Accountants, concurrently with the delivery of the financial statements referred to in Section 7.01(a), a certificate of the Independent Auditor stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;
          (b) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), (I) a Compliance Certificate executed by a Responsible Officer (which delivery may, unless the Agent or a Lender requests executed originals, be by electronic communication including facsimile or email and shall be deemed to be an original authentic counterpart thereof for all purposes) and (II) an updated Schedule 6.19;
          (c) promptly, copies of all financial statements and reports that the Company sends to its shareholders, and copies of all financial statements and regular, periodical or special reports (including Forms 10K, 10Q and 8K) that the Company or any Subsidiary may make to, or file with, the SEC;
          (d) as soon as available, but in any event not later than February 15 of each calendar year, a copy of the plan and forecast of the Company and its Subsidiaries for the next fiscal year and on each February 15 of each calendar year, a copy of projected quarterly EBITDA of the Company and its Subsidiaries, in each case for its then current fiscal year (“Budgeted EBITDA”);
          (e) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b) a Reconciliation Certificate executed by a Responsible Officer; and
          (f) promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary as the Agent, at the request of any Lender, may from time to time reasonably request.
The Company hereby acknowledges that (a) the Agent and/or the Arranger will make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of the Company hereunder (collectively, “Company Materials”) by posting the Company Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Company or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Company hereby agrees that (w) all Company Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Company Materials “PUBLIC,” the Company shall be deemed to have authorized the Agent, the Arranger, the Issuing Bank and the Lenders to treat such Company Materials as not containing any material non-public information with respect to the Company or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Company Materials constitute Information, they shall be treated as set forth in Section 11.09); (y) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Agent and the Arranger shall be entitled to treat any Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”
     7.03 Notices. The Company shall promptly notify the Agent and each Lender:
          (a) of the occurrence of any Default or Event of Default;
          (b) of any matter that has resulted or may reasonably be expected in the opinion of a Responsible Officer to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Company or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Subsidiary; including pursuant to any applicable Environmental Laws;
          (c) of the occurrence of any of the following events affecting the Company or any ERISA Affiliate (but in no event more than ten (10) days after such event), and deliver to the Agent and each Lender a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Company or any ERISA Affiliate with respect to such event:
          (i) an ERISA Event;
          (ii) a material increase in the Unfunded Pension Liability of any Pension Plan;
          (iii) the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by the Company or any ERISA Affiliate; or
          (iv) the adoption of any amendment to a Plan subject to Section 412 of the Code, if such amendment results in a material increase in contributions or Unfunded Pension Liability.
          (d) of any material change in accounting policies or financial reporting practices by the Company or any of its consolidated Subsidiaries, including any determination by the Company referred to in Section 2.11(c);
          (e) upon the request from time to time of the Agent, the Swap Termination Values, together with a description of the method by which such values were determined, relating to any then-outstanding Swap Contracts to which the Company or any of its Subsidiaries is party; and
          (f) the issuance of any order, the taking of any action or any request for an extraordinary audit for cause by any Governmental Authority.

     Each notice under this Section shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action the Company or any affected Subsidiary proposes to take with respect thereto and at what time. Each notice under Section 7.03(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been (or foreseeably will be) breached or violated.
     7.04 Preservation of Corporate Existence, Etc. The Company shall, and shall cause each Subsidiary to:
          (a) preserve and maintain in full force and effect its corporate existence and good standing under the laws of its state or jurisdiction of incorporation (except as permitted by Section 8.03);
          (b) preserve and maintain in full force and effect all material governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except in connection with transactions permitted by Section 8.03 and sales of assets permitted by Section 8.02;
          (c) use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill; and
          (d) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.
     7.05 Maintenance of Property. The Company shall maintain, and shall cause each Subsidiary to maintain, and preserve its property, taken as a whole, which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and make all necessary repairs thereto and renewals and replacements thereof.
     7.06 Insurance. The Company shall maintain, and shall cause each Subsidiary to maintain, with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, except to the extent the Company maintains reasonable self-insurance with respect to such risks (through an Affiliate or otherwise).
     7.07 Payment of Obligations. The Company shall, and shall cause each Subsidiary to, pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, including:
          (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary;

          (b) all lawful claims which, if unpaid, would by law become a Lien (other than a Permitted Lien) upon its property; and
          (c) all indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, unless (x) the payment of such indebtedness is being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary and (y) the aggregate principal amount of such unpaid indebtedness, together with any unpaid Contingent Obligations which are due and payable and which have not been cash collateralized, is no greater than $5,000,000.
     7.08 Compliance with Laws. The Company shall comply, and shall cause each Subsidiary to comply, in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act), except such as may be contested in good faith or as to which a bona fide dispute may exist.
     7.09 Compliance with ERISA. The Company shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification unless such Plan is terminated; and (c) make all required contributions to any Plan subject to Section 412 of the Code.
     7.10 Inspection of Property and Books and Records. The Company shall maintain and shall cause each Subsidiary to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company and such Subsidiary. The Company shall permit, and shall cause each Subsidiary to permit, representatives and independent contractors of the Agent or any Lender to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, all at the expense of the Company and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided, however, when an Event of Default exists the Agent or any Lender may do any of the foregoing at the expense of the Company at any time without advance notice.
     7.11 Environmental Laws. The Company shall, and shall cause each Subsidiary to, conduct its operations and keep and maintain its property in material compliance with all Environmental Laws.
     7.12 Use of Proceeds. The Company shall use the proceeds of the Loans to repay certain obligations under the Existing Credit Agreement, as described in the payoff letter referenced in Section 5.01(i), and for working capital and other general corporate purposes, including Permitted Acquisitions, Capital Expenditures and repurchases and redemptions of

Capital Stock of the Company and the payment of fees and expenses relating thereto, in each case not in contravention of any Requirement of Law or of any Loan Document.
     7.13 Solvency. The Company and its Subsidiaries, taken as a whole, shall at all times be Solvent.
     7.14 Further Assurances. The Company shall ensure that all written information, exhibits and reports furnished to the Agent or the Lenders pursuant to the Loan Documents do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not materially misleading in light of the circumstances in which made; provided that with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. Any forward looking statements contained therein are inherently subject to risk and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated. Future events and actual results, financial and otherwise, could differ materially from those set forth therein or contemplated by the forward looking statements contained therein. The Company will promptly disclose to the Agent and the Lenders and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgment or recordation thereof.
     7.15 New Subsidiaries. If the Company or any domestic Subsidiary (other than an Excluded Subsidiary) proposes to create, acquire or capitalize any domestic Subsidiary (other than an Excluded Subsidiary) in accordance with the terms and provisions hereof (whether pursuant to a Permitted Acquisition or otherwise), it shall first (or substantially concurrently with such creation, acquisition or capitalization) (a) (1) cause such Subsidiary (other than Excluded Subsidiaries) to execute and deliver, to Agent a Guaranty or (2) execute and deliver a joinder agreement acceptable in form and substance to the Agent with respect to the Guaranty as the Agent shall require in its sole discretion and (b) cause such Subsidiary (other than Excluded Subsidiaries) to deliver, or execute and deliver, as applicable, to the Agent appropriate corporate resolutions, opinions and other documentation reasonably requested by the Agent in form and substance reasonably satisfactory to the Agent with respect to such Guaranty or joinder; provided, however, that, if such Subsidiary is a Foreign Subsidiary and its execution and delivery of the Guaranty or a joinder with respect thereto would result in material adverse tax consequences to the Company and its Subsidiaries as a consequence of the operation of Section 956 of the Internal Revenue Code, then, for so long as such consequence would pertain, such Subsidiary shall not be required to execute and deliver the Guaranty or such joinder, or deliver the related resolutions, opinions or other documents, under this Section. If the Company or any Subsidiary, should acquire, create or capitalize any new Subsidiary, the Company shall promptly notify the Agent thereof and provided an updated Schedule 6.19 listing such new Subsidiary. If any Excluded Subsidiary shall cease to be an Excluded Subsidiary for any reason and to the extent any Excluded Subsidiary may do so without violating federal, state or local laws or regulations applicable to it, the Company shall promptly notify the Agent thereof and such Subsidiary shall promptly execute and deliver the Guaranty or joinder and deliver such other opinions, resolutions and other documentation as is provided above with respect to New Subsidiaries.

ARTICLE VIII
NEGATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, unless the Majority Lenders waive compliance in writing:
     8.01 Limitation on Liens. The Company shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):
          (a) any Lien existing on property of the Company or any Subsidiary on the Closing Date;
          (b) any Lien created under any Loan Document including, without limitation, any Lien on assets of the Company representing Cash Collateral;
          (c) Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 7.07, provided that no notice of lien has been filed or recorded under the Code;
          (d) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;
          (e) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security, old age, pension or similar legislation;
          (f) Liens on the property of the Company or its Subsidiaries securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) contingent obligations on surety and appeal bonds, and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business;
          (g) Liens consisting of judgment or judicial attachment liens, provided that the enforcement of such Liens is effectively stayed and all such liens in the aggregate at any time outstanding for the Company and its Subsidiaries do not exceed $1,000,000;
          (h) easements, rights-of-way, zoning restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not interfere with the ordinary conduct of the businesses of the Company and its Subsidiaries;

          (i) purchase money security interests on any property acquired or held by the Company or its Subsidiaries in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring, constructing or improving such property; provided that (i) any such Lien attaches to such property concurrently with or within one hundred eighty (180) days after the acquisition thereof, (ii) such Lien attaches solely to the property so acquired, constructed or improved in such transaction and proceeds thereof and accessions thereto and (iii) the aggregate outstanding principal amount of Indebtedness secured by all such purchase money security interests (together with Indebtedness secured by Liens permitted by Sections 8.01(j)) shall not at any time exceed $5,000,000;
          (j) Liens securing Capital Lease Obligations on assets subject to such Capital Leases, provided that the attributable principal portion of such Capital Lease Obligations secured by all such Capital Leases (together with Indebtedness with respect to Liens permitted by Sections 8.01(i)) shall not at any time exceed $5,000,000;
          (k) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the FRB, and (ii) such deposit account is not intended by the Company or any Subsidiary to provide collateral to the depository institution;
          (l) Liens on assets of Persons which become Subsidiaries after the date of this Agreement, provided, however, that (x) such Liens existed at the time the respective Persons became Subsidiaries and were not created in anticipation thereof, (y) such Liens attach only to equipment and real property of such Subsidiary and proceeds thereof and (z) the aggregate outstanding principal amount of Indebtedness secured by all such Liens shall not at any time exceed an aggregate principal amount equal to $15,000,000; and
          (m) Liens consisting of pledges of cash collateral or government securities to secure on a mark-to-market basis Permitted Swap Obligations only, provided that the aggregate value of such collateral so pledged by the Company and the Subsidiaries together in favor of any counterparty does not at any time exceed $1,000,000.
In addition, neither the Company nor any of its Subsidiaries (other than any Excluded Subsidiary which is prohibited by Requirement of Law from pledging its assets to secure indebtedness) shall become a party to any agreement, note, indenture or other instrument, or take any other action, which would prohibit the creation of a first priority Lien on any of its properties or other assets in favor of the Agent for the benefit of the Lenders (including, without limitation, any agreement containing an equal and ratable clause, unless such clause is not applicable with respect to the granting of a first priority lien on the properties and other assets in favor of the Agent for the benefit of the Lenders), except with respect to (i) specific equipment secured by Indebtedness or Capital Leases permitted under Sections 8.01(i), (j) or (l), (ii) software licenses or similar contracts which constitute property or assets of the Company or any of its Subsidiaries which by the express terms thereof prohibit the creation of a first priority Lien in favor of any Person on such software licenses or similar contracts or (iii) the Private Placement Debt, to the extent permitted by the terms hereof.
     8.02 Disposition of Assets. The Company shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:
          (a) dispositions of inventory, or used, worn-out or surplus equipment (including, without limitation, demonstration or pilot plants), all in the ordinary course of business;
          (b) the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment within ninety (90) days of each such sale;
          (c) each Specified Asset Sale;
          (d) dispositions not otherwise permitted hereunder which are made for fair market value; provided that (i) at the time of any disposition, no Event of Default shall exist or shall result from such disposition, (ii) with respect to transactions involving the disposition of assets with an aggregate book or fair market value in excess of $5,000,000, not less than 50% of the aggregate sales price from such disposition shall be paid in cash or Cash Equivalents, and (iii) the aggregate book or fair market value of all assets so sold by the Company and its Subsidiaries, together, shall not exceed (x) 6% of the Tangible Assets of the Company and its Subsidiaries on a consolidated basis during any twelve month period with Tangible Assets to be measured as of the beginning of such period, and (y) 15% of the Tangible Assets of the Company and its Subsidiaries on a consolidated basis during the term of this Agreement, with Tangible Assets to be measured as of March 31, 2010;
          (e) transfer of cash or Cash Equivalents not otherwise prohibited by the Loan Documents;
          (f) Investments permitted under Section 8.04 and dispositions pursuant to a merger or other consolidation permitted under Section 8.03; and
          (g) transfer of inventory, equipment or other assets from the Company to any Subsidiary which is not an Excluded Subsidiary or to the Company or any other such Subsidiary from any Subsidiary.
     8.03 Consolidations and Mergers. The Company shall not, and shall not suffer or permit any Subsidiary to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions all or substantially all of its assets whether now owned or hereafter acquired) to or in favor of any Person, except:

          (a) any Subsidiary (other than an Excluded Subsidiary) may merge with the Company (provided that the Company shall be the continuing or surviving corporation), or with any one or more Subsidiaries (other than an Excluded Subsidiary), provided that if any transaction shall be between a Subsidiary and a Wholly-Owned Subsidiary, the Wholly-Owned Subsidiary shall be the continuing or surviving corporation; it being understood and agreed that, notwithstanding the prohibition contained in this clause, an Excluded Subsidiary shall be permitted to constitute part of a transaction permitted by this clause in the event that such transaction would remove or eliminate the condition that caused such Excluded Subsidiary to be an Excluded Subsidiary;
          (b) any Subsidiary (other than an Excluded Subsidiary) may sell all or substantially all of its assets (upon voluntary liquidation or otherwise), to the Company or another Wholly-Owned Subsidiary (other than an Excluded Subsidiary); it being understood and agreed that, notwithstanding the prohibition contained in this clause, an Excluded Subsidiary shall be permitted to constitute part of a transaction permitted by this clause in the event that such transaction would remove or eliminate the condition that caused such Excluded Subsidiary to be an Excluded Subsidiary;
          (c) any Subsidiary may merge with or consolidate into any Person (other than an Excluded Subsidiary), provided that (i) at the time of such merger or consolidation, no Default or Event of Default shall exist or result after giving effect to the consummation of such merger or consolidation and (ii) either (x) such Subsidiary shall be the continuing or surviving corporation as a Wholly-Owned Subsidiary of the Company or (y) such Person shall become a Subsidiary of the Company as a result thereto; it being understood and agreed that, notwithstanding the prohibition contained in this clause, an Excluded Subsidiary shall be permitted to constitute part of a transaction permitted by this clause in the event that such transaction would remove or eliminate the condition that caused such Excluded Subsidiary to be an Excluded Subsidiary;
          (d) any Excluded Subsidiary may merge with or consolidate into any one or more Excluded Subsidiaries;
          (e) any Wholly-Owned Subsidiary may liquidate and dissolve into its parent; and
          (f) dispositions permitted by Section 8.02.
     8.04 Loans and Investments. The Company shall not purchase or acquire, or suffer or permit any Subsidiary to purchase or acquire, or make any commitment therefor, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or make or commit to make any Acquisitions, or make or commit to make any advance, loan, guaranty, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of the Company (collectively, “Investments”), except for:
          (a) Investments held by the Company or any Subsidiary in the form of cash and/or Cash Equivalents;

          (b) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business;
          (c) unsecured extensions of credit by the Company to any Subsidiary (other than an Excluded Subsidiary) or by any such Subsidiary to another such Subsidiary or the Company;
          (d) Investments incurred in order to consummate Permitted Acquisitions (other than such Investments in Excluded Subsidiaries);
          (e) Investments constituting Permitted Swap Obligations or payments or advances under Swap Contracts relating to Permitted Swap Obligations;
          (f) Investments made by the Company or any Subsidiary which is not an Excluded Subsidiary after the date of this Agreement in any Subsidiary (other than an Excluded Subsidiary) in the form of a capital contribution;
          (g) advances, loans, or other extensions of credit to employees with respect to payroll, relocation and travel expenses on behalf of the Company and its Subsidiaries (other than Excluded Subsidiaries) in the ordinary course of business and consistent with past practice and which shall not exceed $1,100,000 in the aggregate at any time outstanding;
          (h) other Investments in Persons other than Excluded Subsidiaries existing as of the Closing Date and listed on Schedule 8.04;
          (i) Investments of a Person that becomes a Subsidiary (other than an Excluded Subsidiary) after the date of this Agreement as a result of an Acquisition so long as such Investment existed at the time such Person became a Subsidiary and was not created in anticipation thereof;
          (j) equity interests, notes, chattel paper and securities received in settlement of debts created in the ordinary course of business and owed to the Company or its Subsidiaries or received in satisfaction of judgments or pursuant to a plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;
          (k) other Investments (other than repurchases of capital stock of the Company or any of its Subsidiaries and Investments in Excluded Subsidiaries); provided, that, the aggregate amount of consideration paid, loaned, advanced, guaranteed, or commitments incurred, with respect to all such Investments during any fiscal year of the Company does not exceed the amount of $10,000,000;
          (l) Investments which constitute redemptions and repurchases permitted under Section 8.10;
          (m) Investments consisting of prepaid expenses, lease, utilities, workers’ compensation performance and similar deposits made in the ordinary course of business and consistent with past practice;

          (n) Investments consisting of non-cash consideration received by the Company or its Subsidiaries from dispositions permitted under Section 8.02(d);
          (o) Investments in Persons (other than Excluded Subsidiaries) consisting of Contingent Obligations permitted pursuant to Section 8.08;
          (p) stock, obligations or securities received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers or suppliers, in each case, in the ordinary course of business or received in satisfaction of a judgment; and
          (q) Investments held by the Company or any Subsidiary (including Investments consisting of Contingent Obligations) in any Excluded Subsidiary; provided, that the aggregate amount of consideration paid, loaned, advanced, guaranteed or commitments incurred, with respect to all such Investments in any Excluded Subsidiary, at any time (together with any Contingent Obligations incurred by the Company or any Subsidiary in connection with the Acquisition of Excluded Subsidiaries) does not exceed an amount equal to 3% of the total assets of the Company and its Subsidiaries on a consolidated basis.
     8.05 Limitation on Indebtedness. The Company shall not, and shall not suffer or permit any Subsidiary to, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:
          (a) Indebtedness incurred pursuant to this Agreement and the other Loan Documents including, without limitation, any Indebtedness representing Adequate Security;
          (b) Indebtedness consisting of Contingent Obligations permitted pursuant to Section 8.08;
          (c) Indebtedness existing on the Closing Date and set forth in Schedule 8.05;
          (d) Indebtedness incurred in connection with leases permitted pursuant to Section 8.09;
          (e) Indebtedness permitted to be incurred pursuant to Section 8.04(c) and Section 8.04(p);
          (f) Indebtedness secured by Liens permitted by Section 8.01(i), (j) or (l);
          (g) Indebtedness consisting of Convertible Debt in an aggregate outstanding principal amount not to exceed $100,000,000; and
          (h) Indebtedness consisting of Private Placement Debt in an aggregate outstanding principal amount not to exceed $150,000,000.
     8.06 Transactions with Affiliates. The Company shall not, and shall not suffer or permit any Subsidiary to, enter into any transaction with any Affiliate of the Company (other than the Company or a Subsidiary which is not an Excluded Subsidiary), except upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would obtain in a comparable arm’s-length transaction with a Person not an Affiliate of the Company or such Subsidiary.
     8.07 Use of Proceeds. The Company shall not, and shall not suffer or permit any Subsidiary to, use any portion of the Loan proceeds or any Letter of Credit, directly or indirectly, (i) to purchase or carry Margin Stock in violation of any applicable legal and regulatory requirements including, without limitation, Regulations T, U and X, the Securities Act of 1933, and the Securities Exchange Act of 1934 and the regulations promulgated thereunder, (ii) to repay or otherwise refinance indebtedness of the Company or others incurred to purchase or carry Margin Stock, or (iii) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act.
     8.08 Contingent Obligations. The Company shall not, and shall not suffer or permit any Subsidiary to, create, incur, assume or suffer to exist any Contingent Obligations except:
          (a) endorsements for collection or deposit in the ordinary course of business;
          (b) Permitted Swap Obligations;
          (c) Contingent Obligations (x) of the Company and its Subsidiaries existing as of the Closing Date and listed in Schedule 8.08 (other than those made for the benefit of Excluded Subsidiaries), (y) of the Company with respect to payments to be made by a Subsidiary of the Company (other than Excluded Subsidiaries) pursuant to operating leases and contracts not constituting Indebtedness entered into by such Subsidiary in the ordinary course of business and (z) of the Company’s Subsidiaries pursuant to the Guaranty;
          (d) Contingent Obligations with respect to Surety Instruments incurred in the ordinary course of business;
          (e) Contingent Obligations of a Person that becomes a Subsidiary (other than an Excluded Subsidiary) after the date of this Agreement as a result of a Permitted Acquisition so long as such Contingent Obligation existed at the time such Person became a Subsidiary and was not created in anticipation thereof;
          (f) guarantees (other than those made for the benefit of Excluded Subsidiaries) with respect to permitted Indebtedness and Capital Leases permitted under Section 8.05;
          (g) Contingent Obligations incurred by the Company in connection with Acquisitions, provided that the aggregate maximum possible amount of such Contingent Obligations (other than Contingent Obligations incurred in connection with the Acquisition of any Excluded Subsidiary) outstanding as of any date of determination (together with the aggregate maximum possible amount of any contingent, deferred purchase price consideration obligations with respect to all Acquisitions, including, without limitation, any “earn-out” obligations, permitted under this clause (g) or the foregoing clauses (c) or (e), or otherwise, outstanding as of such date) does not exceed an amount equal to 20% of the total assets of the Company and its Subsidiaries on a consolidated basis; and

          (h) Contingent Obligations constituting Investments permitted pursuant to Section 8.04(p).
     8.09 Lease Obligations. The Company shall not, and shall not suffer or permit any Subsidiary to, create or suffer to exist any obligations for the payment of rent for any property under lease or agreement to lease, except for:
          (a) leases of the Company and of Subsidiaries in existence on the Closing Date and any renewal, extension or refinancing thereof;
          (b) operating leases entered into by the Company or any Subsidiary after the Closing Date in the ordinary course of business; and
          (c) Capital Leases permitted under Section 8.01(j) or (l).
     8.10 Restricted Payments. The Company shall not, and shall not suffer or permit any Subsidiary to, declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock, or purchase, redeem or otherwise acquire for value any shares of its capital stock or any warrants, rights or options to acquire such shares, now or hereafter outstanding; except that (a) any Wholly-Owned Subsidiary may declare and make dividend payments or other distributions to the Company or to its immediate parent Subsidiary of the Company, (b) any Subsidiary that is not a Wholly-Owned Subsidiary may declare and make pro-rata dividend payments or other pro-rata distributions, (c) the Company or any of its Subsidiaries may make any repurchase or redemption of its capital stock, provided, that, in the case of this clause (c), (i) the Company’s Leverage Ratio as of the date of any such repurchase or redemption (calculated on a pro forma basis giving effect to such repurchase or redemption) is less than 2.00 to 1.0 or (ii) (x) the Company’s Leverage Ratio as of the date of any such repurchase or redemption (calculated on a pro forma basis giving effect to such repurchase or redemption) is greater than or equal to 2.00 to 1.0 but less than (I) with respect to any repurchase or redemption occurring on or after May 1 of any calendar year but prior to February 1 of any calendar year, 2.75 to 1.0 or (II) with respect to any repurchase or redemption occurring on or after February 1 of any calendar year but prior to May 1 of any calendar year, 3.00 to 1.0, and (y) the aggregate consideration paid and other payments made by the Company and its Subsidiaries during the preceding twelve months in connection with all such repurchases and redemptions, including such proposed repurchase or redemption, does not exceed $15,000,000, (d) the Company may pay the settlement amount with respect to each $1,000 aggregate principal amount of Convertible Debt converted into shares of the Company’s common stock (i) in cash, which shall not exceed the lesser of $1,000 and the conversion value of such Convertible Debt pursuant to the terms and conditions of the Indenture and (ii) if the conversion value of such Convertible Debt exceeds $1,000, in the number of shares of the Company’s common stock as calculated pursuant to the terms and conditions of the Indenture, (e) with respect to the conversion of the Convertible Debt into shares of the Company’s common stock, the Company may pay the cash value of fractional shares of the Company’s common stock pursuant to the terms and conditions of the Indenture and (f) the Company may repurchase, redeem or prepay the Convertible Debt provided that no Default or Event of Default has occurred and is continuing at the time of the consummation of such repurchase, redemption or prepayment and no Default or Event of Default would occur after giving effect to such repurchase, redemption or prepayment.
     8.11 ERISA. The Company shall not, and shall not suffer or permit any of its Subsidiaries to, (a) terminate any Plan subject to Title IV of ERISA so as to result in any material (in the opinion of the Majority Lenders) liability to the Company or any ERISA Affiliate, (b) permit to exist any ERISA Event or any other event or condition, which presents the risk of a material (in the opinion of the Majority Lenders) liability to the Company or any ERISA Affiliate, (c) make a complete or partial withdrawal (within the meaning of ERISA Section 4201) from any Multiemployer Plan so as to result in any material (in the opinion of the Majority Lenders) liability to the Company or any ERISA Affiliate, (d) enter into any new Plan or modify any existing Plan so as to increase its obligations thereunder which could result in any material (in the opinion of the Majority Lenders) liability to the Company or any ERISA Affiliate, or (e) permit the present value of all nonforfeitable accrued benefits under any Plan (using the actuarial assumptions utilized by the PBGC upon termination of a Plan) materially (in the opinion of the Majority Lenders) to exceed the fair market value of Plan assets allocable to such benefits, all determined as of the most recent valuation date for each such Plan.
     8.12 Change in Business. The Company shall not, and shall not suffer or permit any Subsidiary to, engage in any material line of business substantially different from those lines of business, and reasonable extensions thereof, carried on by the Company and its Subsidiaries taken as a whole on the Closing Date.
     8.13 Accounting Changes. The Company shall not, and shall not suffer or permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP or change the fiscal year of the Company or of any Subsidiary.
     8.14 Minimum Net Worth. The Company shall not permit its consolidated Net Worth at any time after the Closing Date to be less than an amount equal to the sum of (a) 85% of the Company’s Net Worth as of the last day of its fiscal quarter ending March 31, 2010 plus (b) 50% of the Company’s positive net income as determined in accordance with GAAP (with no deduction for net losses), if any, for each fiscal quarter ending after April 1, 2010 and prior to any date of determination hereunder plus (c) an amount equal to 100% of the net cash and non-cash proceeds of any equity securities issued by the Company or its Subsidiaries (other than to the Company or any Subsidiary) after April 1, 2010 and prior to any date of determination.
     8.15 Leverage Ratio. The Company shall not, at any time, permit its Leverage Ratio to be greater than 3.00:1.0.
     8.16 Fixed Charge Coverage Ratio. The Company shall not, as of the last day of any fiscal quarter, permit its Fixed Charge Coverage Ratio for the four fiscal quarters then ended as of such day (taken as one accounting period) to be less than 1.20:1.0.
     8.17 No Impairment of Intercompany Transfers; Burdensome Restrictions. The Company shall not, and shall not permit any Subsidiary to, directly or indirectly enter into or become bound by any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) could directly or indirectly restrict, prohibit or require the consent of any

Person with respect to the payment of dividends or distributions or the making or repayment of intercompany loans or the transfer of assets by a Subsidiary of the Company to the Company or such Subsidiaries’ shareholders, except for (1) restrictions with respect to a Subsidiary imposed pursuant to an agreement entered into for the disposition of all or substantially all of the equity or Property of such Subsidiary (or the Property subject to such disposition) permitted under Section 8.02 pending the closing of such disposition, (2) restrictions on the transfer of assets that are subject to Liens permitted by Section 8.01, and (3) restrictions on the transfer of software licenses or similar contracts imposed by the applicable licensor or similar party, (b) limits the ability of any Subsidiary to Guarantee the Indebtedness of the Company.
     8.18 Excluded Subsidiaries. The Company shall not permit any Excluded Subsidiary to own the capital stock of any Subsidiary that is not an Excluded Subsidiary.
     8.19 Modification of Convertible Debt. The Company shall not make any modification to the Indenture or otherwise to the terms and conditions governing the Convertible Debt which could reasonably be expected to have a materially adverse effect on the Company’s or the Lenders’ rights and interests without the approval of the Majority Lenders.
ARTICLE IX
EVENTS OF DEFAULT
     9.01 Event of Default. Any of the following shall constitute an “Event of Default”:
          (a) Non-Payment. The Company fails to pay, (i) when and as required to be paid herein, any amount of principal of any Loan or of any L/C Obligation, or (ii) within five (5) days after the same becomes due, any interest, fee or any other amount payable hereunder or under any other Loan Document;
          (b) Representation or Warranty. Any representation or warranty by the Company or any Subsidiary made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by the Company, any Subsidiary, or any Responsible Officer, furnished at any time under this Agreement, or in or under any other Loan Document, is untrue or incorrect in any material respect (or, in the case of representations and warranties that are qualified by materiality provisions, untrue or incorrect in any respect) on or as of the date made or deemed made;
          (c) Specific Defaults. The Company fails to perform or observe any term, covenant or agreement contained in any of Section 7.01, 7.02(a), (b), or (e), 7.03 (a), (b), or (c), 7.04(a) or 7.08 or in Article VIII;
          (d) Other Defaults. The Company or any Subsidiary party thereto fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of thirty (30) days after the earlier of (i) the date upon which a Responsible Officer knew or reasonably should have known of such failure or (ii) the date upon which written notice thereof is given to the Company by the Agent or any Lender;

          (e) Cross-Default. (i) The Company or any Subsidiary (A) fails to make any payment in respect of any Indebtedness or Contingent Obligation (other than in respect of Swap Contracts), having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $5,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure; or (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist with respect to the obligations of the Company or such Subsidiary, under any agreement or instrument relating to any Indebtedness or Contingent Obligation of more than $5,000,000, and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (1) any event of default under such Swap Contract as to which the Company or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (2) any Termination Event (as so defined) as to which the Company or any Subsidiary is an Affected Party (as so defined), and, in either event, the Swap Termination Value owed by the Company or such Subsidiary as a result thereof is greater than $5,000,000;
          (f) Insolvency; Voluntary Proceedings. The Company or any Subsidiary (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) commences any Insolvency Proceeding with respect to itself; or (iii) takes any action to effectuate or authorize any of the foregoing;
          (g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Company or any Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Company’s or any Subsidiary’s properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within sixty (60) days after commencement, filing or levy; (ii) the Company or any Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Company or any Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business;
          (h) ERISA. (i) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $1,000,000, (ii) the aggregate amount of Unfunded Pension

Liability among all Pension Plans at any time exceeds $1,000,000; or (iii) the Company or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $1,000,000, or (iv) the Company or any ERISA Affiliate shall fail to pay when due any required installment or any other payment required under Section 412 of the Code in an aggregate amount in excess of $1,000,000;
          (i) Monetary Judgments. One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against the Company or any Subsidiary involving in the aggregate a liability (to the extent not covered by independent third-party insurance or reinsurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of $5,000,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of thirty (30) days after the entry thereof;
          (j) Non-Monetary Judgments. Any non-monetary judgment, order or decree is entered against the Company or any Subsidiary which does or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;
          (k) Change of Control. There occurs any Change of Control; or
          (l) Invalidity. This Agreement or any other Loan Document is for any reason partially (including with respect to future advances) or wholly revoked or invalidated, or otherwise ceases to be in full force and effect (other than pursuant to the terms hereof or thereof) in any material respect, or the Company, any Guarantor or any other Person contests in any manner the validity or enforceability hereof or thereof or denies that it has any further liability or obligation hereunder of thereunder, as applicable.
     9.02 Remedies. If any Event of Default occurs, the Agent shall, at the request of, or may, with the consent of, the Majority Lenders:
          (a) declare the commitment of each Lender to make Loans and any obligation of the Issuing Bank to Issue Letters of Credit to be terminated, whereupon such commitments and obligation shall be terminated;
          (b) declare an amount equal to the maximum aggregate amount that is or at any time thereafter may become available for drawing under any outstanding Letters of Credit (whether or not any beneficiary shall have presented, or shall be entitled at such time to present, the drafts or other documents required to draw under such Letters of Credit) to be immediately due and payable, and declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company; and

          (c) require that the Company Cash Collateralize the L/C Obligations (in an amount equal to the outstanding amount thereof);
          (d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;
provided, however, that upon the occurrence of any event specified in Sections 9.01(f) or (g) (in the case of clause (i) of Section 9.01(g) upon the expiration of the sixty (60) day period mentioned therein), the obligation of each Lender to make Loans and any obligation of the Issuing Bank to Issue Letters of Credit shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Company to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case, without further act of the Agent, the Issuing Bank or any Lender.
     9.03 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.
ARTICLE X
THE AGENT
     10.01 Appointment and Authority. Each of the Lenders and the Issuing Bank hereby irrevocably appoints Bank of America to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent, the Lenders and the Issuing Bank, and the Company shall not have rights as a third party beneficiary of any of such provisions.
     10.02 Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.
     10.03 Exculpatory Provisions. The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent:
          (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

          (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law; and
          (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.
The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.02 and 11.01) or (ii) in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Agent by the Company, a Lender or the Issuing Bank.
The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.
     10.04 Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the Issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the Issuance of such Letter of Credit. The Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

     10.05 Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Agent. The Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.
     10.06 Resignation of Agent.
          (a) The Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Company. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the Issuing Bank, appoint a successor Agent meeting the qualifications set forth above; provided that if the Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Cash Collateral held by the Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring Agent shall continue to hold such Cash Collateral until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Majority Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section) . The fees payable by the Company to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Sections 11.04 and 11.05 shall continue in effect for the benefit of such retiring Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.
          (b) Any resignation by Bank of America as Agent pursuant to this Section shall also constitute its resignation as Issuing Bank and Swing Line Bank. Upon the acceptance of a successor’s appointment as Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and Swing Line Bank, (b) the retiring Issuing Bank and Swing Line Bank shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Bank shall Issue letters of credit in substitution for the Letters of

Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.
     10.07 Non-Reliance on Agent and Other Lenders. Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
     10.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, neither the Arranger (as sole lead arranger or as book manager) nor any Co-Syndication Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent, a Lender or the Issuing Bank hereunder. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as Arranger or Co-Syndication Agent, as applicable, as it makes with respect to the Agent in the preceding paragraph.
     10.09 Withholding Tax.
          (a) If any Lender claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form W-8BEN and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Company to such Lender, such Lender agrees to notify the Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of the Company to such Lender. To the extent of such percentage amount, the Agent will treat such Lender’s IRS Form W-8BEN as no longer valid.
          (b) If any Lender claiming exemption from United States withholding tax by filing IRS Form W-8ECI with the Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Company to such Lender, such Lender agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.
          (c) If any Lender is entitled to a reduction in the applicable withholding tax, the Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. However, if the forms or other documentation required by clause (a) of this Section are not delivered to the Agent, then the Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction.

          (d) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, together with all costs and expenses (including Attorney Costs). The obligation of the Lenders under this Section shall survive the payment of all Obligations and the resignation or replacement of the Agent.
     10.10 Guaranty Matters. The Lenders irrevocably authorize the Agent, at its option and in its discretion to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder. Upon request by the Agent at any time, the Majority Lenders will confirm in writing the Agent’s authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 10.10.
     10.11 Reimbursement by Lenders. To the extent that the Company for any reason fails to indefeasibly pay any amount required under Sections 11.04 or 11.05 to be paid by it to the Agent (or any sub-agent thereof), the Issuing Bank or any Agent-Related Party, each Lender severally agrees to pay to the Agent (or any such sub-agent), the Issuing Bank or such Agent-Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) or the Issuing Bank in its capacity as such, or against any Agent-Related Party acting for the Agent (or any such sub-agent) or Issuing Bank in connection with such capacity. The obligations of the Lenders under this Section 10.11 are subject to the provisions of Section 2.13(b).
ARTICLE XI
MISCELLANEOUS
     11.01 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company or any other Guarantor therefrom, shall be effective unless in writing signed by the Majority Lenders and the Company or the applicable Guarantor, as the case may be, and acknowledged by the Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
          (a) waive any condition set forth in Section 5.01 (except for Section 5.01(e)) without the written consent of each Lender;

          (b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender;
          (c) postpone any date fixed by this Agreement or any other Loan Document for any payment (other than pursuant to Section 2.07) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
          (d) other than by operation of the provisions of Section 2.13 or 2.16, reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (v) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Majority Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Company to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;
          (e) change Section 2.14 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;
          (f) change any provision of this Section or the definition of “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or
          (g) release any Guarantor (other than pursuant to this Agreement or the Guaranty) from the Guaranty without the written consent of each Lender except as otherwise may be provided in this Agreement or in the Guaranty or except where the consent of the Majority Lenders only is provided for;
provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank in addition to the Lenders required above, affect the rights or duties of the Issuing Bank under this Agreement or any Letter of Credit Application relating to any Letter of Credit Issued or to be Issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Bank in addition to the Lenders required above, affect the rights or duties of the Swing Line Bank under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above, affect the rights or duties of the Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.
     11.02 Notices; Effectiveness; Electronic Communication.
          (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
          (i) if to the Company, the Agent, the Issuing Bank or the Swing Line Bank, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and
          (ii) if to any other Lender, to the address, telecopier or facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier or facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
          (b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
          (c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT-RELATED PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMPANY MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE COMPANY MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT-RELATED PARTY IN CONNECTION WITH THE COMPANY MATERIALS OR THE PLATFORM. In no event shall the Agent or any Agent-Related Parties have any liability to the Company, any Lender, the Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Company’s or the Agent’s transmission of Company Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent-Related Party; provided, however, that in no event shall any Agent-Related Party have any liability to the Company, any Lender, the Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
          (d) Change of Address, Etc. Each of the Company, the Agent, the Issuing Bank and the Swing Line Bank may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Company, the Agent, the Issuing Bank and the Swing Line Bank.
          (e) Reliance by Agent, Issuing Bank and Lenders. The Agent, the Issuing Bank and the Lenders shall be entitled to rely and act upon any notices (including telephonic Borrowing Notices) purportedly given by or on behalf of the Company even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify the Indemnified Persons from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Company. All telephonic notices to and other telephonic communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.
     11.03 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
     11.04 Costs and Expenses. The Company shall pay (i) all reasonable out of pocket expenses incurred by the Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out of pocket expenses incurred by the Agent, any Lender or the Issuing Bank (including the fees, charges and disbursements of any counsel for the Agent, any Lender or the Issuing Bank), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit Issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
     11.05 Company Indemnification; Waiver of Consequential Damages.
          (a) Whether or not the transactions contemplated hereby are consummated, the Company shall indemnify, defend and hold the Agent-Related Persons, the Issuing Bank and each Lender and its respective Affiliates and the partners, officers, directors, employees, counsel, agents, trustees, advisors and attorneys-in-fact of it and its Affiliates (each, an “Indemnified Person”) harmless from and against any and all liabilities, claims, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans, the termination of the Letters of Credit and the termination, resignation or replacement of the Agent or replacement of any Lender) be imposed on, incurred by or asserted against any such Person by any third party or by the Company or any of its Affiliates in any way relating to or arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Agent (and any sub-agent thereof) and the Agent-Related Persons only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 4.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company, and regardless of whether any Indemnified Party is a party thereto; provided that such indemnity shall not, as to any Indemnified Party, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Party or (y) result from a claim brought by the Company against an Indemnified Party for breach of such Indemnified Party’s obligations hereunder or under any other Loan Document, if the Company has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
          (b) To the fullest extent permitted by applicable law, the Company shall not assert, and hereby waives, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnified Party referred to in subsection (a) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnified Party through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnified Party as determined by a final and nonappealable judgment of a court of competent jurisdiction.
          (c) The agreements in this Section 11.05 shall survive the resignation of the Agent, the Issuing Bank and the Swing Line Bank, the replacement of any Lender, the payment in full of the Obligations and the termination of this Agreement.
     11.06 Payments Set Aside. To the extent that any payment by or on behalf of the Company is made to the Agent, the Issuing Bank or any Lender, or the Agent, the Issuing Bank or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Agent upon demand its pro rata share of any amount so recovered from or repaid by the Agent. The obligations of the Lenders and the Issuing Bank under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
     11.07 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (a) of Section 11.08, (ii) by way of participation in accordance with the provisions subsection (c) of Section 11.08, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of Section 11.08 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (c) of Section 11.08 and, to the extent expressly contemplated hereby, the Indemnified Persons) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     11.08 Assignments by Lenders; Participations; Register.
          (a) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 11.08, participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
          (i) Minimum Amounts.
     (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
     (B) in any case not described in subsection (a)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.
     (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of the Swing Line Bank’s rights and obligations in respect of Swing Line Loans;
     (iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (a)(i)(B) of this Section and, in addition:

     (A) the consent of the Company (such consent not to be unreasonably withheld) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within five (5) Business Days after having received notice thereof;
     (B) the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;
     (C) the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and
     (D) the consent of the Swing Line Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.
     (iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire.
     (v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Company or any of the Company’s Affiliates, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.
     (vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its

Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.01, 4.03, 11.04 and 11.05 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Company (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (c) of this Section.
     (b) Register. The Agent, acting solely for this purpose as an agent of the Company, shall maintain at the Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Company, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (c) Participations. Any Lender may at any time, without the consent of, or notice to, the Company or the Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company, the Agent, the Lenders and the Issuing Bank shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section

11.10 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14 as though it were a Lender.
     Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. Subject to subsection (d) of this Section, the Company agrees that each Participant shall be entitled to the benefits of Sections 4.01 and 4.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (a) of this Section.
     (d) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 4.01 or 4.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 4.01 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with Section 4.01(e) as though it were a Lender.
     (e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     (f) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Illinois Electronic Commerce Security Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     (g) Resignation as Issuing Bank or Swing Line Bank after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon thirty (30) days’ notice to the Company and the Lenders, resign as Issuing Bank and/or (ii) upon thirty (30) days’ notice to the Company, resign as Swing Line Bank. In the event of any such resignation as Issuing Bank or Swing Line Bank, the Company shall be entitled to appoint from among the Lenders a successor Issuing Bank or Swing Line Bank hereunder; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of Bank of America as Issuing Bank or Swing Line Bank, as the case may be. If Bank of America resigns as Issuing Bank, it shall retain all the rights and obligations of the Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Revolving Loans or fund risk participations in pursuant to Section 3.03(c)). If Bank of America resigns as Swing Line Bank, it shall retain all the rights of the Swing Line Bank provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.03(b)(ii).
     11.09 Treatment of Certain Information; Confidentiality. Each of the Agent, the Lenders and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company and its obligations, (g) with the consent of the Company or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Agent, any Lender, the Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Company. For purposes of this Section, “Information” means all information received from the Company or any Subsidiary relating to the Company or any Subsidiary or any of their respective businesses, other than any such information that is available to the Agent, any Lender or the Issuing Bank on a nonconfidential basis prior to disclosure by the Company or any Subsidiary, provided that, in the case of information received from the Company or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential . Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     11.10 Set-off. In addition to any rights and remedies of the Lenders provided by law, if an Event of Default exists or the Loans have been accelerated, each Lender, the Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, without prior notice to the Company, any such notice being waived by the Company to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such

Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of the Company against any and all Obligations owing to such Lender, the Issuing Bank or any such Affiliate now or hereafter existing, irrespective of whether or not the Agent, such Lender or the Issuing Bank shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank or their respective Affiliates may have. Each Lender agrees promptly to notify the Company and the Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.
     11.11 Notification of Addresses, Lending Offices, Etc. Each Lender shall notify the Agent in writing of any changes in the address to which notices to the Lender should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.
     11.12 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.
     11.13 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.
     11.14 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Company, the Lenders, the Agent and the Agent-Related Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.
     11.15 Governing Law; Jurisdiction; Venue; Etc.
     (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF ILLINOIS.
     (b) SUBMISSION TO JURISDICTION. THE COMPANY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE

NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS SITTING IN COOK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE NORTHERN DISTRICT OF ILLINOIS, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH ILLINOIS STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE AGENT, ANY LENDER OR THE ISSUING BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE COMPANY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
     (c) WAIVER OF VENUE. THE COMPANY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
     (d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
     11.16 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN

DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     11.17 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Lender) hereby notifies the Company that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender or the Agent, as applicable, to identify the Company in accordance with the Act. The Company shall, promptly following a request by the Agent or any Lender, provide all documentation and other information that the Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
     11.18 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Agent and each Lender, regardless of any investigation made by the Agent or any Lender or on their behalf and notwithstanding that the Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
     11.19 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Company acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agent and the Arranger, are arm’s-length commercial transactions between the Company and its Affiliates, on the one hand, and the Agent and the Arranger, on the other hand, (B) the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Company is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Agent and the Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Company or any of its Affiliates, or any other Person and (B) neither the Agent nor the Arranger has any obligation to the Company or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and its Affiliates, and neither the Agent nor the Arranger has any obligation to disclose any of such interests to the Company or its Affiliates. To the fullest extent permitted by law, the Company hereby waives and releases any claims that it may have against the Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
     11.20 Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Company, the Lenders and the Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.
[Signature Pages Follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

CBIZ, INC.
By	/s/ Ware H. Grove
	Name:	Ware H. Grove
	Title:	Chief Financial Officer

BANK OF AMERICA, N.A., as Agent
By	/s/ Denise Jones
	Name:	Denise Jones
	Title:	Assistant Vice President

BANK OF AMERICA, N.A., as a Lender and as the Issuing Bank
By	/s/ Jonathan M. Phillips
	Name:	Jonathan M. Phillips
	Title:	Senior Vice President

Signature Page to Credit Agreement

HUNTINGTON NATIONAL BANK, as a Lender
By	/s/ Brian H. Gallagher
	Name:	Brian H. Gallagher
	Title:	Vice President

Signature Page to Credit Agreement

JPMORGAN CHASE BANK, N.A., as a Lender
By	/s/ Phillip R. Duryea
	Name:	Phillip R. Duryea
	Title:	Senior Vice President

Signature Page to Credit Agreement

KEYBANK NATIONAL ASSOCIATION, as a Lender
By	/s/ Jeff Kalinowski
	Name:	Jeff Kalinowski
	Title:	Senior Vice President

Signature Page to Credit Agreement

U.S. BANK NATIONAL ASSOCIATION, as a Lender
By	/s/ Patrick McGraw
	Name:	Patrick McGraw
	Title:	Vice President

Signature Page to Credit Agreement

FIFTH THIRD BANK, as a Lender
By	/s/ James P. Byrnes
	Name:	James P. Byrnes
	Title:	Senior Vice President

Signature Page to Credit Agreement

PNC BANK, NATIONAL ASSOCIATION, as a Lender
By	/s/ Joseph G. Moran
	Name:	Joseph G. Moran
	Title:	Senior Vice President

Signature Page to Credit Agreement

SCHEDULE 2.01
Schedule of Revolving Loan Commitments

Lender	Commitment	Pro Rata Share
Bank of America, N.A.	$42,500,000.00	15.454545455%
Huntington National Bank	$40,000,000.00	14.545454545%
JPMorgan Chase Bank, N.A.	$40,000,000.00	14.545454545%
KeyBank National Association	$40,000,000.00	14.545454545%
U.S. Bank National Association	$40,000,000.00	14.545454545%
Fifth Third Bank	$37,500,000.00	13.636363637%
PNC Bank, National Association	$35,000,000.00	12.727272728%

Total	$275,000,000.00	100.000000000%